Exhibit 99.D.1

HUNGARY

The information included in this section supplements the information about Hungary contained in Hungary’s Annual Report. To the extent the information in this section is inconsistent with the information contained in the Annual Report, the information in this section supersedes and replaces such information. Initially capitalized terms not defined in this section have the meanings ascribed to them in the Annual Report.

Background

The Hungarian economy has undergone a radical transformation since the fall of communism in 1989. As with other post-communist countries in the region, the Hungarian economy during the last 20 years can be characterized by economic dislocation at the beginning of the 1990s, with gradual improvement as reforms were implemented. The highlights of these economic reforms and trends include:

(i)	FDI (the total amount of capital invested in Hungary from abroad) has generally increased since 1995, reaching €91.7 billion as of the end of the third quarter of 2012. During the first three quarters of 2012, the balance of net direct investment amounted to €786 million inflow, compared to a €1,093 million outflow during the same period of 2011. See “—Balance of Payments—Foreign Direct Investment”; and

(ii)	between 2002 and 2005, the general government deficit according to the European System of Accounts 95 (“ESA”) methodology as a percentage of GDP generally decreased, reaching 7.9% of GDP in 2005, but increased to 9.5% in 2006. The government deficit as a percentage of GDP decreased in 2007 and 2008, reaching 5.1% and 3.7%, respectively, increased to 4.5% in 2009, reached the same level of 4.5% in 2010, became a surplus of 4.3% in 2011 and returned to a deficit of 1.8% in the first three quarters of 2012. Under the Stability and Growth Pact, EU Member States such as Hungary agree to maintain a deficit-to-GDP ratio of 3%. If a Member State exceeds this deficit limit, an excessive deficit procedure is triggered, which is a series of steps designed to encourage the Member State to comply with the deficit ceiling. In the view of the European Council, the surplus in 2011 was attributable to one-off measures such as the transfer of pension assets from private pension schemes to the government and without such measures the deficit would have exceeded 3% of GDP. Accordingly, Hungary is subject to an excessive deficit procedure (the “Excessive Deficit Procedure”).

Selected Macroeconomic Statistics

	As of and for the year ended December 31,
	2007	2008	2009	2010	2011	2012(1)
Economic Data(2)
Nominal GDP (HUF billion)	24,989.9	26,543.3	25,626.5	26,607.3	27,886.4	20,500.3	(7)
Real GDP (growth in %)	0.1	0.9	(6.8)	1.3	1.6	(1.3	)(7)
Real exports (growth in %)	15.0	5.7	(10.2)	14.2	6.3	2.7	(7)
Real imports (growth in %)	12.8	5.5	(14.8)	12.7	5.0	0.2	(7)
Rate of unemployment (%)	7.4	7.8	10.0	10.2	10.9	10.9
Consumer prices (growth in %)	8.0	6.1	4.2	4.9	3.9	5.7
Producer prices (growth in %)	0.2	5.0	4.9	4.5	4.2	4.3

State Budget; Public and External Debt(3)
State budget surplus (HUF billion)	(1,361.4)	(918.4)	(528.7)	(1,128.5)	1,600.7	607.5	(4)
as a % of GDP	(5.5)	(3.5)	(4.0)	(4.2)	(5.7)	(2.1	)(4),(8)
Total revenue (HUF billion)	11,636.9	12,548.1	12,911.0	12,410.5	12,937.0	14,395.4	(4)
as a % of GDP	46.6	47.3	50.4	46.6	46.4	49.6	(4),(8)
Public debt (HUF billion), unconsolidated	15,585.5	18,103.9	18,964.9	20,041.0	20,955.5	20,720.1
as a % of GDP	62.4	68.2	74.0	75.3	75.1	71.3	(8)
External public debt (HUF billion)	4,472.6	6,774.8	8,468.5	8,842.8	10,170.4	8,326.6
as a % of GDP	17.9	25.5	33.0	33.2	36.5	28.7	(8)

Balance of Payments Data(5)
Current account (€ billion)	(7.2)	(7.8)	(0.2)	1.0	0.9	1.2	(7)
as a % of GDP	(7.3)	(7.3)	(0.2)	1.1	0.9	1.7	(7)
Exports (€ billion)(6)	80.4	85.9	70.7	83.6	90.8	69.0	(7)
Imports (€ billion)(6)	79.7	85.6	66.3	77.5	84.2	63.0	(7)
NBH’s foreign exchange reserves (€ billion)	16.4	24.0	30.7	33.7	37.8	33.9

Sources:	Hungarian Central Statistical Office (“CSO”), National Bank of Hungary (“NBH”), and Ministry for National Economy (“MNE”) and Government Debt Management Agency Pte. Ltd. (“GDMA”)

Notes:—

(1)	Preliminary data.
(2)	Derived from data published by the CSO, and GDP growth rates are unadjusted for calendar day effect.
(3)	Derived from the government budget as published by the MNE.
(4)	Non-consolidated data excluding local governments.
(5)	Derived from data published by the NBH.
(6)	Including goods and services.
(7)	Data for the first three quarters of 2012.
(8)	Based on projected GDP of HUF 29,041 billion for the year 2012.

Recent Developments

Political Developments

On June 8, 2012, the European Commission brought an action against Hungary before the European Court of Justice, arguing that Hungary failed to fulfill its obligations under Directive 95/46/EC of the European Parliament and the European Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data by removing the data protection parliamentary commissioner from office before the expiration of the current term. As of January 8, 2013, the European Court allowed the European Data Commissioner to intervene in such procedure as an intervening party in support of the petition of the European Commission.

On November 6, 2012 the European Court of Justice in its judgment upon an action of the European Commission declared that, by adopting a national scheme requiring the compulsory retirement of judges, prosecutors and notaries on reaching the age of 62 (which in the court’s view gives rise to a difference in treatment on grounds of age which is not appropriate or necessary with respect to the objectives pursued) Hungary has failed to fulfill its obligations of establishing a general framework for equal treatment in employment and occupation.

On November 9, 2012, the Parliament amended the Transitional Provisions of the Fundamental Law in accordance with the Bill on Election Procedure to add a constitutional ground requiring prior registration online or in person as a precondition to the right to vote and to incorporate the compulsory retirement age of judges and prosecutors. Although the foregoing Bill on Election Procedure passed on November 26, 2012, the President of Hungary refused to sign it and referred several provisions for preliminary review before the Constitutional Court. On December 28, 2012, the Constitutional Court declared that the Parliament exceeded its legislative authority when it enacted inter alia the pre-registration requirement and the compulsory retirement age of judges and prosecutors into the “Transitional Provisions of the Fundamental Law”.

On January 4, 2013, the Constitutional Court—based on the petition of the President of Hungary—declared that certain provisions of the Bill on Election Procedure are contrary to the Fundamental Law of Hungary. According to the Constitutional Court, the fact that all voters are obliged to register unjustifiably restricts the right to vote. Certain provisions of the electoral campaign rules included in the Bill on Election Procedure were also found contrary to the Fundamental Law.

On February 8, 2013, all the members of the governing party signed and submitted a bill on the fourth amendment to the Fundamental Law (“Proposed Fourth Amendment”) to the Parliament as a reaction to several decisions of the Constitutional Court.

One purpose of the Proposed Fourth Amendment is the implementation of several provisions of the Transitional Provisions of the Fundamental Law that were annulled by the Constitutional Court, such as the competence of the Parliament to acknowledge religious groups as churches and the limitation of political advertising in connection with national and European parliamentary elections solely to the public media; however, the Proposed Fourth Amendment does not include the pre-registration requirement regarding parliamentary elections.

Furthermore, the Proposed Fourth Amendment would narrow the competence of the Constitutional Court by providing that the Constitutional Court would only undertake a review of the constitutionality of provisions of law brought before it and would not be entitled to extend its review to other provisions not challenged, unless the respective provisions of the legal rule have a close and substantial connection with the provision of law under review.

In accordance with the Proposed Fourth Amendment, decisions and reasoning of the Constitutional Court that predate the date the Fundamental Law went into effect would be required to be disregarded in construing the Fundamental Law is in the future.

Gross Domestic Product

The following table sets out the nominal GDP at current market prices, as well as real GDP growth rates, per capita GDP and USD equivalents for the periods indicated:

	For the year ended December 31,					First quarter of 2012(4)	Second quarter of 2012(4)	Third quarter of 2012(4)
	2007	2008	2009	2010	2011
Nominal GDP (HUF billion)	24,989.9	26,543.3	25,626.5	26,607.3	27,886.4	6,307.6	6,916.9	7,275.7
Annual real GDP growth rate (%)(1)	0.1	0.7	(6.7)	1.3	1.6	(1.3)	(1.5)	(1.43)
Per capita GDP (in HUF)(2)	2,482,567.5	2,642,334.0	2,554,734.7	2,656,928.1	2,792,627.4	633,440.6	695,380.1	731,887.2

Nominal GDP (USD billion)	135.9	154.5	126.7	127.8	138.8	30.3	34.4	32.2
Per capita GDP (USD)(2),(3)	13,504.6	15,380.4	12,631.0	12,764.6	13,897.5	2,800.4	3,030.1	3,235.2

Source: CSO

Notes:—

(1)	Data adjusted for calendar-day effect.
(2)	Calculated according to population as of the beginning of the corresponding period.
(3)	Calculated according to the average HUF/USD exchange rate of the corresponding period calculated by the NBH.
(4)	Preliminary data.

In 2007 and 2008, GDP growth dropped to 0.1% and 0.7%, respectively, according to data adjusted for calendar-day effect, partly as a result of tight fiscal policy. In 2009 GDP decreased by 6.7% mainly as a result of deteriorating global economic activity. In 2010 and 2011 GDP increased by 1.3% and 1.6%, respectively; the slow global economic growth rate played a significant role in the relatively low economic growth rate of Hungary. In the first three quarters of 2012 GDP decreased by 1.4%, partly due to economic difficulties across Europe as well as a decrease in household consumption resulting in part from the depreciation of the HUF against the Swiss franc (“CHF”) and Euro, which raised the HUF cost of debt service for households on CHF and Euro denominated mortgages.

Sector Composition of GDP

The following table sets out the sector composition of GDP for the periods indicated:

	For the year ended December 31,					First quarter of 2012	Second quarter of 2012	Third quarter of 2012
	2007	2008	2009	2010	2011
	(percentage of contribution)
Agriculture, forestry and fishing	3.6	3.4	3.0	3.0	3.8	2.3	2.9	4.4
Mining and quarrying; manufacturing; electricity, gas, steam and air conditioning supply; water supply; sewerage, waste management and remediation activities	22.4	21.8	20.9	22.4	23.0	24.2	23.2	22.7
Of which: Manufacturing	18.9	18.4	17.0	18.6	19.4	20.5	20.1	19.4
Construction	4.1	4.2	4.1	3.6	3.4	1.9	2.7	3.6
Services, total	55.4	55.9	56.5	55.6	54.7	55.5	55.0	53.2
Of which
Wholesale and retail trade; repair of motor vehicles and motorcycles; accommodation and food service activities	10.7	11.1	10.0	9.6	10.0	8.7	10.1	9.8
Transportation and storage	5.2	4.9	4.9	5.2	5.3	5.1	5.0	5.2
Information and communication	4.4	4.4	4.7	4.5	4.3	4.2	4.1	4.3
Financial and insurance activities	3.8	3.5	4.1	4.0	3.8	4.3	3.8	3.6
Real estate activities	7.0	7.1	7.7	7.5	7.4	7.6	7.2	6.8
Professional, scientific and technical activities; administrative and support service activities	6.6	7.0	7.1	7.2	7.2	7.9	7.5	7.1
Public administration and defence; compulsory social security; education; human health and social work activities	15.2	15.3	15.6	15.0	14.4	15.4	14.6	14.1
Arts, entertainment and recreation, repair of household goods and other services	2.5	2.6	2.5	2.5	2.4	2.4	2.6	2.4
Taxes less subsidies on products	14.4	14.7	15.5	15.5	15.1	16.1	16.1	16.1
Gross domestic product, total (at purchaser’s prices)	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Source: CSO

Value added by the agricultural industry fell 16.8% during the first three quarters of 2012, largely as a result of worse weather conditions, compared to the same period of the previous year. Due to weak external demand, value added by the industry sector (i.e., manufacturing, mining and quarrying and electricity) decreased by 0.4%

during the first three quarters of 2012 compared to the same period of the previous year. Construction contracted by 5.6% during the first three quarters of 2012 as compared to the same period of the previous year as home construction continued to struggle due to continuing credit constraints. The value added by the service sector decreased slightly by 0.4% during the first three quarters of 2012 compared to the same period of the previous year. The unemployment rate and consumer sentiment did not improve significantly, and, as a result, domestic demand was weak.

Industry

In the first ten months of 2012, industrial gross production decreased by 0.9%, and total sales fell by 1.0% compared to the same period of the previous year. In the last five years, industrial export sales amounted to approximately half of the total sales of the sector. In the first ten months of 2012, export sales increased by 0.3% and domestic sales fell by 2.7% compared to the same period of the previous year. In the first ten months of 2012, more than 90% of the total industrial production was attributable to manufacturing. The value of production in mining and quarrying amounted to 0.4% of the total industry’s production, and the value of production of electricity, gas, steam and air conditioning supply amounted to 6.6% of the total industrial production.

Manufacturing

In the first ten months of 2012, gross production in the manufacturing sector decreased by 0.8% compared to the same period of the previous year and total sales stagnated compared to the corresponding period of the previous year. In the first ten months of 2012, export sales in manufacturing increased by 0.9%, while domestic sales dropped by 2.1% compared to the same period of the previous year. In the first ten months of 2012, 36% of the manufacturing production was attributable to the subsector of the manufacture of computer, electronic and optical products and the subsector of the manufacture of transport equipment.

Manufacture of computer, electronic and optical products

Gross production in this subsector decreased by 15.7% and total sales fell by 15.0% in the first ten months of 2012 compared to the same period of the previous year. In the first ten months of 2012, export sales in this subsector decreased by 14.4%, while domestic sales fell significantly by 23.9% compared to the same period of the previous year.

Manufacture of transport equipment

Gross production in this subsector grew by 8.1% as compared to the same period during the prior year and total sales increased by 9.1% in the first ten months of 2012 as compared to the same period during the prior year. In the first ten months of 2012, export sales in this subsector grew by 10.4%, while domestic sales decreased by 5.5% as compared to the same period during the prior year.

Energy

Energy imports decreased by 8.2% in 2011 compared to 2010. The two most important energy products are oil and gas.

Oil and gas

The value of imports of natural and manufactured gas in the first ten months of 2012 increased significantly compared to the corresponding period of 2011. The value of gas imports amounted to €2,264.9 million in the first ten months of 2012, which was an increase of 10.4% compared to the corresponding period of 2011. The value of imports of petroleum, petroleum products and related materials in the first ten months of 2012 grew slightly compared to the corresponding period of 2011. The value of oil imports amounted to €4,223.1 million in the first ten months of 2012, which was an increase of 1.5% compared to the corresponding period of 2011.

The value of exports of gas in the first ten months of 2012 increased significantly compared to the corresponding period of 2011. The value of gas exports amounted to €256.2 million in the first ten months of 2012, which was an increase of 84.8% compared to the corresponding period of 2011. The value of exports of petroleum, petroleum products and related materials in the first ten months of 2012 grew significantly compared to the corresponding period of 2011. The value of oil exports amounted to €1,675.4 million in the first ten months of 2012, which was an increase of 13.5% compared to the corresponding period of 2011.

Energy, gas and water supply

In 2011, the total energy consumption amounted to 1,072 petajoule, which was 1.4% less than in 2010. Domestic energy production covered 39% of the total consumption, and imports covered 61%. The volume of domestic production decreased by 1.2% in 2011 compared to 2010. In 2011, 39.2% of Hungary’s total energy demand was supplied by domestic energy sources; 10.6% of the total energy consumed was produced from coal; and approximately 64.6% of energy consumption consisted of hydrocarbon which was imported primarily from Russia.

In the first ten months of 2012, the total energy consumption amounted to 963 petajoule, which was 1.0% more than in the corresponding period of 2011.

Composition of Consumption of Energy Resources

The following table sets out the composition of the consumption of energy resources in Hungary for the periods indicated:

	Year ended December 31,
	2007	2008	2009	2010	2011
	(per cent.)
Coal	12.6	12.1	9.4	10.2	10.6
Hydrocarbon	67.5	67.2	68.1	67.2	64.6
Of which:
Crude oil and petroleum products	27.5	27.3	31.5	32.2	33.4
Natural gas	40.0	39.9	35.8	34.4	31.2
Other resources	19.9	20.7	22.5	22.6	24.8

Total	100.0	100.0	100.0	100.0	100.0

Of which:
Domestic	37.8	38.5	38.5	37.4	39.2
Imports	62.2	61.5	61.5	62.6	60.8

Source: Hungarian Energy Office

Construction

In the first eleven months of 2012, the output of the construction sector decreased by 5.1% compared to the same period of 2011, mainly as a result of a decline in the construction of buildings, but civil engineering works increased slightly. Compared to the same period of 2011, the construction of buildings fell by 8.7%, while civil engineering works grew by 1.3% in the first eleven months of 2012.

Service Industries

Gross value added by services decreased by 0.4% in the first three quarters of 2012 compared to the same period of the previous year, primarily as the result of weakening domestic demand. The subsectors of (i) wholesale and retail trade, repair of motor vehicles and motorcycles, accommodation and food service activities, (ii) transportation and storage, (iii) financial and insurance activities, (iv) real estate activities, (v) professional, scientific and technical activities; administrative and support service activities; and (vi) arts, entertainment and recreation, repair of household goods and other services decreased by 0.8%, 1.7%, 3.0%, 1.7%, 0.2% and 0.6%, respectively in the first three quarters of 2012 as compared to the same period of 2011. The declines in these subsectors were partly offset by the increases in the subsectors of (i) information and communication; and (ii) public administration and defense, compulsory social security, education, human health and social work activities by 3.9%, and 0.3%, respectively in the first three quarters of 2012 as compared to the same period of 2011.

The following table sets out the final use of GDP at current prices for the periods indicated:

	First quarter of 2012	Second quarter of 2012	Third quarter of 2012
	(HUF billion)
Household final consumption expenditure	3,512	3,625	3,759
Social transfers in kind from government	701	735	728
Social transfers in kind from non-profit institutions serving households	106	108	103
Actual final consumption of households	4,319	4,468	4,590
Actual final consumption of government	686	733	723
Actual consumption, total	5,005	5,201	5,313
Gross fixed capital formation	859	1,121	1,237
Changes in inventories	(37)	(56)	97
Gross capital formation total	822	1,065	1,334
Domestic use total	5,827	6,266	6,646
Exports	6,646	6,846	6,635
Imports	6,166	6,195	6,006
External trade balance of goods and services	480	651	629
Gross domestic product, total	6,308	6,917	7,276

Source: CSO, European Commission, Economic Forecast 2012 autumn

Domestic use of GDP diminished by 3.9% and consumption contracted by 1.8% in the first three quarters of 2012 as compared to the same period of the previous year. Gross fixed capital formation contracted by 4.7% during the first three quarters of 2012 as compared to the same period of the previous year as a result of continued unfavorable investor sentiment. Gross capital formation decreased by 12.2% during the first three quarters of 2012 as compared to the same period of the previous year. The growth in net exports mitigated the contraction of domestic use to a 1.3% decline in total GDP during the first three quarters of 2012 as compared to the same period of the previous year, from a 3.9% decline in domestic use during the first three quarters of 2012 as compared to the same period of the previous year. Exports grew by 2.7% during the first three quarters of 2012 as compared to the same period of the previous year, mainly as a result of a slight improvement in the Western European economy. Imports increased slightly by 0.2% during the first three quarters of 2012 as compared to the same period of the previous year due to weak investment sentiment and stagnating consumption. Import demand from investment and consumption continued to falter.

The following table compares the yearly average real GDP growth rate of Hungary with that of the European Union for the years indicated:

	2007	2008	2009	2010	2011	2012(1)	2013(1)	2014(1)
	(per cent.)
Hungary	0.1	0.9	(6.8)	1.3	1.6	(1.2)	0.3	1.3
EU	3.2	0.3	(4.3)	2.1	1.5	(0.3)	0.4	1.6

Source: CSO, European Commission, Economic Forecast 2012 autumn

Note:—

(1)	Forecast of the European Commission.

In the first three quarters of 2012, GDP decreased by 1.3% compared to the corresponding period of the year 2011. The decline in real GDP is partly due to economic difficulties across Europe as well as a decrease in household consumption resulting in part from the depreciation of the HUF against the CHF and the Euro, which raised the HUF cost of debt service by household on CHF and Euro denominated mortgages.

Inflation

The following table sets out the year-on-year change and the yearly average change in the Consumer Price Index (the “CPI”) and the Producer Price Index (the “PPI”) for each of the periods indicated:

	Year ended December 31,
	2007	2008	2009	2010	2011	2012
	(per cent.)
CPI (yearly average)	8.0	6.1	4.2	4.9	3.9	5.7
CPI (year-on-year)	7.4	3.5	5.6	4.7	4.1	5.0
PPI (yearly average)	0.2	5.0	4.9	4.5	4.2	4.3
PPI (year-on-year)	1.6	5.6	1.2	8.1	7.5	(1.9)

Source: CSO

The yearly average inflation (CPI) for the year 2012 was 5.7%.

Wages

The following table sets out year-on-year changes in nominal and real wages for the periods indicated:

	Year ended December 31,					First eleven months of 2012(1)
	2007	2008	2009	2010	2011
	(per cent.)
Nominal net wage index	3.0	7.0	1.8	6.8	6.4	2.0
Real net wage index	(4.6)	0.8	(2.3)	1.8	2.4	(3.5)

Source: CSO

Note:—

(1)	The real net wage index is calculated as follows: (1 + normal wage index)/(1 + year-on-year inflation rate for the first eleven months of 2012) – 1.

In the first eleven months of 2012, net real wages decreased by 3.5%, partly as a result of accelerating inflation.

The following table sets out the change of real unit labor costs and per capita compensation of employees as calculated by the European Commission for the periods indicated:

	Year ended December 31,
	2007	2008	2009	2010	2011	2012(1)
	(per cent. change compared to the previous year)
Real Unit Labour Costs	0.7	(0.9)	(0.7)	(3.3)	(1.3)	2.2
Compensation of Employees Per Head	5.5	7.2	(1.7)	(0.3)	3.0	4.5

Source: European Commission, Economic Forecast, 2012 autumn

Note:—

(1)	Projection of the European Commission.

Employment

	Year ended December 31,
	2007	2008	2009	2010	2011	2012
	(period average, per cent.)
Employed	50.9	50.3	49.2	49.2	49.7	50.6
Unemployed	4.0	4.3	5.5	6.2	6.1	6.2
Unemployment rate(1)	7.4	7.8	10.0	11.2	10.9	10.9

Source: CSO

Note:—

(1)	Based on the international sampling methodology pursuant to the guidelines of the International Labour Organization.

The average unemployment rate for the eleven months ended November 30, 2012 was 10.9%.

The following table sets out the change in the number of employees in Hungary for the periods indicated:

	Year ended December 31,					First eleven months of 2012
	2007	2008	2009	2010	2011
	(corresponding period of the previous year = 100)
Number of Employees, Total	98.9	100.0	96.3	101.5	99.6	99.3
Number of Employees, Private Sector	99.9	101.0	93.3	100.3	101.3	98.0
Number of Employees, Public Sector	95.0	96.4	103.6	103.3	95.1	102.2

Source: CSO

Balance of Payments

The following table sets out the balance of payments of Hungary for the periods indicated:

Balance of Payments(1)

	December 31,					First Quarter of 2012	Second Quarter of 2012	Third Quarter of 2012

	2007	2008	2009	2010	2011
	(€ million)
I. Current account, credit	87,667.2	92,267.9	77,442.7	90,239.9	98,142.8	24,012.4	24,887.3	25,272.5
debit	94,890.4	100,019.6	77,645.2	89,206.9	97,233.2	24,028.4	24,409.1	24,492.9
net	(7,223.2)	(7,751.7)	(202.5)	1,033.0	909.6	(16.0)	478.2	779.6
1. Goods, net	(690.2)	(1,208.1)	2,341.4	3,214.7	3,360.2	994.7	1,308.0	1,187.3
1.1. Exports	67,819.6	72,096.2	57,358.0	68,977.8	75,232.7	18,968.7	19,342.9	19,162.8
1.2. Imports	68,509.8	73,304.3	55,016.6	65,763.1	71,872.6	17,974.1	18,034.9	17,975.5
2. Services total, credit	12,575.0	13,818.8	13,309.4	14,641.8	15,587.0	3,371.5	3,836.4	4,306.0
debit	11,232.9	12,301.9	11,322.9	11,709.5	12,362.5	2,785.6	2,979.1	3,212.2
net	1,342.1	1,516.9	1,986.5	2,932.3	3,224.5	585.9	857.3	1,093.9
3. Income, credit	4,314.3	4,550.6	4,315.2	4,188.2	4,616.5	1,096.4	1,105.0	1,130.6
debit	11,686.1	12,031.8	9,250.1	9,647.6	10,771.8	2,507.3	2,825.0	2,702.4
net	(7,371.7)	(7,481.2)	(4,934.9)	(5,459.4)	(6,155.3)	(1,410.9)	(1,720.1)	(1,571.8)
4. Current transfers, credit	2,958.3	1,802.4	2,460.1	2,432.2	2,706.5	575.7	602.9	673.0
debit	3,461.7	2,381.7	2,055.7	2,086.7	2,226.2	761.4	570.0	602.8
net	(503.4)	(579.3)	404.5	345.4	480.3	(185.7)	33.0	70.3
II. Capital account, credit	1,031.8	1,049.3	1,723.9	2,248.2	2,474.3	442.3	501.8	587.6
debit	323.6	33.2	652.6	557.2	126.1	56.5	19.8	31.4
net	708.2	1,016.1	1,071.3	1,691.0	2,348.2	385.8	482.1	556.3
5. Capital transfers, credit	877.1	928.1	1,716.1	2,229.3	2,458.7	389.3	500.6	586.5
debit	88.2	9.6	47.1	256.5	15.3	2.7	4.4	9.6
net	788.9	918.5	1,669.0	1,972.7	2,443.4	386.5	496.1	576.9
6. Acquisition/disposal of non-produced, non-financial assets, credit	154.7	121.2	7.8	18.9	15.6	53.0	1.2	1.1
debit	235.3	23.5	605.6	300.6	110.8	53.7	15.3	21.7
net	(80.6)	97.6	(597.8)	(281.7)	(95.2)	(0.7)	(14.1)	(20.6)
III. Financial account(2)	6,662.7	16,694.6	4,942.6	1,842.2	2,196.3	(2,440.7)	(1,445.7)	(2,548.1)
7. Direct investment, net	209.3	2,676.6	128.2	725.4	118.5	468.9	(530.2)	847.3
7.1. Abroad	(2,642.8)	(1,514.1)	(1,347.9)	(956.9)	(3,173.3)	(3,388.0)	(1,676.3)	(294.2)
7.1.1. Equity capital and reinvested earnings, net	(2,513.3)	(1,530.2)	(863.3)	(1,026.3)	(309.7)	(6,330.1)	(182.6)	(689.0)
7.1.1.1. Equity capital, net	(1,877.7)	(2,235.7)	(765.7)	(935.9)	(351.1)	(6,266.1)	(90.0)	(479.9)
7.1.1.2. Reinvested earnings, net	(635.6)	705.5	(97.7)	(90.4)	41.4	(64.0)	(92.6)	(209.1)
7.1.2. Other capital, net	(129.5)	16.1	(484.5)	69.3	(2,863.6)	2,942.1	(1,493.7)	394.8
7.1.2.1. Assets, net	(114.5)	(149.6)	(763.9)	128.4	(2,774.9)	3,055.0	(1,399.8)	(33.2)
7.1.2.2. Liabilities, net	(15.0)	165.7	279.4	(59.1)	(88.7)	(113.0)	(93.9)	428.0
7.2. In Hungary	2,852.1	4,190.7	1,476.1	1,682.4	3,291.8	3,856.9	1,146.1	1,141.5
7.2.1. Equity capital and reinvested earnings, net	3,118.5	4,166.8	(1,810.1)	2,967.6	3,938.3	1,159.5	(509.1)	1,107.1
7.2.1.1. Equity capital, net	844.0	3,271.7	(1,618.3)	3,130.5	2,709.5	947.9	848.6	0.9
7.2.1.2. Reinvested earnings, net	2,274.5	895.1	(191.8)	(162.9)	1,228.8	211.6	(1,357.7)	1,106.2
7.2.2. Other capital, net	(266.4)	23.9	3,286.2	(1,285.2)	(646.6)	2,697.4	1,655.2	34.4
7.2.2.1. Assets, net	(3,744.0)	(2,270.4)	(4,074.3)	304.9	(226.0)	2,080.2	1,430.6	2,858.6
7.2.2.2. Liabilities, net	3,477.6	2,294.3	7,360.5	(1,590.1)	(420.5)	617.3	224.5	(2,824.2)
8. Portfolio investment	(1,626.8)	(2,530.8)	(3,592.0)	(138.0)	6,578.5	398.2	(676.0)	1,962.2
8.1. Assets, net	(2,125.0)	(2,516.8)	(737.8)	(376.4)	1,623.6	137.9	214.3	276.9
8.1.1. Equity securities, net	(1,884.6)	(2,191.4)	(799.6)	(505.7)	1,623.8	185.7	259.3	209.0
8.1.2. Bonds and notes, net	(233.3)	(319.8)	81.3	117.4	10.5	(53.7)	(41.4)	67.7
8.1.3. Money market instruments, net	(7.1)	(5.6)	(19.5)	11.8	(10.7)	5.9	(3.6)	0.2
8.2. Liabilities, net	498.2	(14.0)	(2,854.2)	238.4	4,954.9	260.3	(890.4)	1,685.3
8.2.1. Equity securities, net	(3,634.9)	(260.2)	504.2	(145.7)	226.0	306.0	281.2	257.4
8.2.2. Bonds and notes, net	4,054.1	252.1	(3,505.8)	(268.6)	3,167.5	(115.4)	(307.7)	1,118.2
8.2.3. Money market instruments, net	79.0	(5.9)	147.3	652.7	1,561.4	69.7	(863.8)	309.8
9. Financial derivatives	838.3	(671.4)	641.1	624.9	(792.8)	(232.8)	(117.0)	158.2
9.1. Assets, net	4,616.1	7,888.4	5,627.3	4,919.1	5,009.6	1,325.9	1,193.1	1,181.3
9.2. Liabilities, net	(3,777.9)	(8,559.7)	(4,986.2)	(4,294.2)	(5,802.4)	(1,558.7)	(1,310.0)	(1,023.1)
10. Other investment, net	7,242.0	17,220.1	7,765.3	630.0	(3,707.9)	(3,075.0)	(122.5)	(5,515.8)
10.1. Assets, net	(3,911.3)	(2,175.3)	(423.6)	141.3	1,740.8	789.4	1,838.7	(950.8)
10.1.1. Short-term, net	(1,221.6)	981.7	(983.9)	(1,175.8)	629.8	724.1	1,385.5	(1,091.0)
10.1.2. Long-term, net	(2,689.7)	(3,157.0)	560.3	1,317.2	1,111.0	65.2	453.2	140.2
10.2. Liabilities, net	11,153.3	19,395.4	8,188.9	488.6	(5,448.7)	(3,864.4)	(1,961.2)	(4,565.0)
10.2.1. Short-term, net	5,863.8	2,737.6	(108.7)	3,807.6	(744.1)	(2,088.6)	(980.2)	(1,839.2)
10.2.2. Long-term, net	5,289.4	16,657.8	8,297.6	(3,319.0)	(4,704.6)	(1,775.8)	(981.0)	(2,725.8)
IV. Net errors and omissions	(13.5)	(2,282.9)	(325.4)	(1,548.3)	(1,580.5)	(736.6)	975.2	322.5
V. Overall balance	134.2	7,676.1	5,485.9	3,017.9	3,873.6	(2,807.6)	489.8	(889.6)
VI. International reserves	(134.2)	(7,676.1)	(5,485.9)	(3,017.9)	(3,873.6)	2,807.6	(489.8)	889.6

Source: NBH

Notes:—

(1)	In 2008 and 2010, there were methodological changes in the calculation of the balance of payments statistics, as discussed in further detail in the Annual Report.
(2)	Excluding international reserves.

The current account surplus of €1,033 million in 2010 decreased to €910 million in 2011, largely due to an increase in the net outflow of income. During 2011, net direct investment was positive, and the net inflow was €119 million.

In the first three quarters of 2012, the current account showed a surplus of €1,242 million compared to a surplus of €882 million in the first three quarters of 2011. For a discussion of the surplus in 2012, see “—Foreign Direct Investment.”

Short-term debt

The following table sets out the total outstanding short-term external debt of Hungary as of the dates indicated:

	As of December 31,
	2007	2008	2009	2010	2011
	(€ million)
Short-term external debt	22,530.6	19,653.3	19,558.5	24,514.0	24,405.6

Source: NBH

Foreign Direct Investment

The following table sets out historical records of FDI in Hungary and Hungarian direct investments abroad during the periods indicated:

Foreign Direct Investment

	For the year ended December 31,					For the first nine months of 2012

	2007	2008	2009	2010	2011
	(€ million)
Direct investment
Abroad	(2,642.8)	(1,514.1)	(1,347.9)	(956.9)	(3,173.3)	(5,358.5)
Equity capital and reinvested earnings, net	(2,513.3)	(1,530.2)	(863.3)	(1,026.3)	(309.7)	(7,201.7)
Other capital, net	(129.5)	16.1	(484.5)	69.3	(2,863.6)	1,843.2
In Hungary	2,852.1	4,190.7	1,476.1	1,682.4	3,291.8	6,144.5
Equity capital and reinvested earnings, net	3,118.5	4,166.8	(1,810.1)	2,967.6	3,938.3	1,757.5
Other capital, net	(266.4)	23.9	3,286.2	(1,285.2)	(646.6)	4,387.0
Net direct investment	209.3	2,676.6	128.2	725.4	118.5	786.0

Source: NBH

In 2007, the net FDI inflow was significantly lower than in previous years, partly as a result of a less favorable global investment environment. In 2008, the volume of net FDI increased to pre-2007 levels. In 2009, the volume of net FDI was close to zero, and the net inflow was €128 million. The contraction in 2009 was primarily the result of credit constraints and deteriorating investor confidence and economic performance in Hungary as a result of the global financial crisis. In 2010, the volume of net FDI inflow was positive although modest compared to the volume in the years preceding 2006. In 2011, the volume of net FDI was close to zero, and the net inflow was €119 million.

As of December 31, 2011, FDI stood at €86.8 billion, which constituted 87% of the GDP in 2011. Net foreign direct investment was positive for the first three quarters of 2012.

The following table sets out certain information regarding FDI in Hungary and Hungarian direct investments abroad during the nine-month period ended September 30, 2012 as compared to the same period in 2011:

Foreign Direct Investment

	For the nine months ended September 30,
	2011	2012
	(€ million)
Direct investment, net	(1,093)	786
Abroad, net	(339)	(5,358)
Equity capital and reinvested earnings, net	(448)	(7,202)
Equity capital, net	(595)	(6,836)
Reinvested earnings, net	147	(366)
Other capital, net	109	1,843
Assets, net	178	1,622
Liabilities, net	(68)	221
In Hungary, net	(754)	6,145
Equity capital and reinvested earnings net	(742)	1,758
Equity capital, net	(874)	1,797
Reinvested earnings, net	132	(40)
Other capital, net	(12)	4,387
Assets, net	2	6,369
Liabilities, net	(14)	(1,982)

Source: NBH

During the nine-month period ended September 30, 2012, the balance of net direct investment showed an inflow of €786 million compared to the €1,093 million net outflow during the same period of 2011.

Direct investment abroad in the first nine months of 2012 generated a net capital outflow of €5,358 million, while in the same period in 2011 direct investment abroad generated a net capital outflow of €339 million. The increase of the outflow was primarily a result of the €6,836 million net capital outflow with respect to net equity capital abroad in the first nine months of 2012, while net equity capital abroad in the same period of 2011 generated €595 million capital outflow. With respect to net other capital abroad, there was a net capital inflow of €1,843 million in the first nine months of 2012, while during the same period of 2011 the net capital inflow with respect to net other capital abroad amounted to €109 million. In the first nine months of 2012, there was a net capital outflow of €366 million with respect to reinvested earnings abroad, while during the same period in 2011 there was a net capital inflow of €147 million with respect to reinvested earnings abroad.

Direct investment in Hungary in the first nine months of 2012 generated a net capital inflow of €6,145 million, while in the same period in 2011 direct investment in Hungary generated a net capital outflow of €754 million. The turning of the outflow into an inflow was primarily a result of a net capital inflow with respect to net other capital in Hungary of €4,387 million in the first nine months of 2012, while during the same period in 2011, the net capital outflow with respect to net other capital in Hungary was close to zero and amounted to

€12 million. The €1,797 million net capital inflow with respect to net equity capital movements in Hungary in the first nine months of 2012 was higher than the net equity capital movements in Hungary in the same period of 2011, generating €874 million capital outflow. In the first nine months of 2012, there was a net capital outflow of €40 million with respect to reinvested earnings in Hungary, while during the same period in 2011 there was a capital inflow of €132 million with respect to reinvested earnings in Hungary.

Net Foreign Direct Investment by Industry

The following tables set out the composition of net FDI flows in Hungary and abroad by sector for the periods indicated. For the years 2008-2012 the NBH uses a different sector composition than for 2007:

FDI flows (equity capital) for the year ended December 31, 2007 broken down by economic activity,

net (excluding SPEs)(1)

	FDI flows abroad	FDI flows in Hungary
	(€ million)
Agriculture, hunting and Forestry	(0.3)	18.6
Fishing	0.0	0.0
Mining and Quarrying	15.5	81.3
Manufacturing	875.3	1,286.1
Of which
Food products; beverages and tobacco	(4.2)	(44.9)
Textiles and Textile Products	(0.7)	(10.2)
Leather and Leather Products	0.1	(1.2)
Wood and Wood Products	(0.1)	25.6
Paper and Paper Products; Publishing and Printing	10.0	94.6
Coke, Refined Petroleum Products and Nuclear Fuel	898.0	1,388.8
Chemicals and Chemical Products	176.1	192.4
Rubber and Plastic Products	(9.4)	196.1
Other Non-Metallic Mineral Products	17.7	115.9
Basic Metals and Fabricated Metal Products	4.7	436.1
Machinery and Equipment	(14.0)	(141.4)
Electrical and Optical Equipment	(203.6)	(186.6)
Transport Equipment	0.8	(781.3)
Manufacturing not elsewhere classified	(0.2)	2.3
Electricity, Gas and Water Supply	57.5	328.8
Construction	(8.3)	124.2
Services	1,988.9	496.1
Wholesale and Retail Trade; Repair of Vehicles	239.1	(527.1)
Hotels and Restaurants	(0.6)	18.0
Transport, Storage Postal Services and Communication	91.2	(191.2)
Financial Intermediation	449.3	943.0
Of which: Monetary Intermediation	437.9	675.8
Other financial Intermediation	(1.6)	158.0
Insurance Companies, Pension Funds	8.1	79.2
Real estate Activities and Business Activities	1,207.4	183.9
Of Which: Real Estate	75.7	476.5
Computer Activities	3.5	112.7
Other Business Activities	1,127.6	(420.9)
Of Which: Manage. Holding Companies	1,067.5	(1,601.4)
Other Services	2.5	69.6
Not Allocated Economic Activity	(353.1)	231.9
Purchase and Sale Of Real Estate, Direct investment Of Households Abroad	67.3	285.1
Total	2,642.8	2,852.1

Source: NBH

Note:—

(1)	Reinvested profits are not included.

FDI flows (equity capital) abroad broken down by economic activity, net

(excluding SPEs)

	For the year ended December 31,				For the first nine months of 2012
	2008	2009	2010	2011
	(€ million)
Agriculture, hunting and forestry	4.6	0.5	0.0	(0.2)	(0.6)
Mining and quarrying	(0.2)	(0.4)	0.5	0.4	0.7
Manufacturing	743.8	1,076.7	(126.9)	918.0	(124.9)
Food products; beverages and tobacco	1.0	(0.3)	(1.1)	4.4	(7.9)
Textiles, wearing apparel and leather products	1.5	2.0	2.7	2.9	0.2
Wood, paper, printing and reproduction	5.3	(0.9)	5.4	(2.8)	(4.6)
Coke and refined petroleum products	1,050.6	471.4	364.6	481.9	(246.4)
Chemicals and chemical products	(5.9)	(8.3)	13.0	27.4	(20.8)
Basic pharmaceutical products	(14.3)	532.2	17.8	285.4	104.6
Rubber and plastic products	13.8	4.7	31.7	28.5	1.5
Other non-metallic mineral products	(24.8)	49.3	(66.7)	(1.4)	(10.6)
Basic metals and fabricated metal products	15.8	(1.3)	1.7	1.8	(1.2)
Computer, electronic and optical products	31.2	201.9	15.2	77.4	(5.9)
Electrical equipment	(356.4)	(40.7)	(2.2)	0.0	1.3
Machinery and equipment not elsewhere classified.	30.6	(137.3)	(422.9)	6.4	64.9
Total vehicles and other transport equipment	(0.7)	0.1	(87.6)	5.7	(0.5)
Manufacturing not elsewhere classified	(3.6)	4.0	1.5	0.2	0.6
Electricity, gas, steam and air conditioning supply	23.8	34.9	(227.9)	41.4	(50.4)
Water supply, sewerage, waste management and remediation activities	2.7	0.0	(0.3)	2.9	(0.4)
Construction	14.2	(0.8)	2.5	(1.1)	(4.4)
Services	724.3	237.3	1,308.9	2,313.6	5,031.9
Wholesale and retail trade; repair of vehicles	281.5	(0.7)	125.4	(21.0)	(16.6)
Transportation and storage	1.1	7.0	14.3	24.7	24.6
Accommodation and food services	(0.6)	(0.4)	(0.2)	(1.0)	0.1
Information and communication	36.5	(10.7)	(247.9)	(138.7)	(85.8)
Telecommunication	(27.5)	(38.9)	(191.4)	9.7	(72.3)
Computer programming, consultancy and related activities	(3.0)	2.2	(8.1)	0.8	(2.4)
Information services activities	(0.1)	0.0	0.0	0.0	0.0
Financial and insurance activities	498.4	(22.2)	131.2	(107.6)	117.4
Financial intermediation, excluding insurance and pension funding	606.4	(22.3)	130.9	(111.1)	113.6
Other monetary intermediation	199.5	(24.0)	96.6	(49.0)	44.1
Insurance, reinsurance, and pension funding	(110.4)	0.2	0.7	2.4	3.8
Real estate activities	40.1	(32.7)	7.1	1.8	25.6
Professional, scientific and technical activities	(150.2)	258.9	1,024.3	2,593.9	4,926.2
Legal and accounting activities	(34.7)	(5.0)	5.6	(4.2)	2.2
Activities of head offices; management consultancy activities	(121.2)	270.9	1,012.6	2,635.4	4,942.8
Scientific research and development	0.4	0.0	0.0	0.0	0.0
Other services	17.5	38.1	254.8	(38.4)	40.5
Other business support services not elsewhere classified	18.0	1.2	(142.7)	5.7	55.8
Private purchase and sales of real estate	0.8	(0.3)	0.1	(101.8)	(110.5)
Not allocated economic activity	0.0	0.0	0.0	0.0	0.0
Total	1,514.1	1,347.9	956.9	3,173.3	5,358.5

Source: NBH

FDI flows (equity capital) in Hungary broken down by economic activity, net

(excluding SPEs)

	For the year ended December 31,				For the first nine months of 2012

	2008	2009	2010	2011
	(€ million)
Agriculture, hunting and forestry	30.1	11.8	40.7	10.8	(25.7)
Mining and quarrying	34.7	45.1	(9.1)	21.0	(30.4)
Extraction of crude petroleum, gas, and mining support services activities	18.9	66.9	2.2	13.7	(27.6)
Manufacturing	507.0	(1,292.9)	143.3	(9,239.5)	2,876.2
Food products; beverages and tobacco	(105.1)	(35.1)	(89.9)	211.9	(252.7)
Textiles, wearing apparel and leather products	(27.3)	(4.6)	(0.4)	42.7	(34.5)
Wood, paper, printing and reproduction	7.5	11.6	(36.7)	(58.5)	(57.8)
Coke and refined petroleum products	(214.7)	150.1	151.2	(1,895.8)	4.9
Chemicals and chemical products	32.2	93.8	(68.6)	79.2	(36.6)
Basic pharmaceutical products	(225.8)	161.1	188.9	307.7	135.0
Rubber and plastic products	(153.9)	76.6	180.5	116.4	(72.0)
Other non-metallic mineral products	153.6	99.1	(9.5)	(49.2)	66.8
Basic metals and fabricated metal products	229.5	(265.3)	45.5	140.2	(17.2)
Computer, electronic and optical products	187.9	(69.3)	6.8	461.8	(292.1)
Electrical equipment	197.3	629.0	87.1	106.1	(209.1)
Machinery and equipment not elsewhere classified	155.3	(1,562.7)	(113.7)	(897.9)	351.4
Total vehicles and other transport equipment	201.1	(552.2)	(224.7)	(7,861.5)	3,279.1
Manufacturing not elsewhere classified	69.6	(25.1)	26.9	57.4	10.9
Electricity, gas, steam and air conditioning supply	313.3	419.3	561.4	(126.1)	103.7
Water supply, sewerage, waste management and remediation activities	17.4	3.3	1.6	13.4	(13.0)
Construction	(35.7)	90.8	(120.6)	(90.0)	4.8
Services	3,243.3	2,151.8	890.8	12,656.9	(10.2)
Wholesale and retail trade; repair of vehicles	392.0	345.5	225.7	155.1	(437.9)
Transportation and storage	590.1	(126.6)	(78.0)	80.1	(84.3)
Accommodation and food services	(41.8)	(74.6)	22.1	16.8	(11.6)
Information and communication	402.7	(18.4)	(198.2)	(544.3)	(289.6)
Telecommunication	252.9	(302.6)	(153.4)	(341.8)	95.8
Computer programming, consultancy and related activities	41.7	31.8	20.6	26.8	(81.3)
Information services activities	(2.6)	(28.0)	64.2	(46.6)	(68.5)
Financial and insurance activities	1,291.4	863.1	791.6	1,050.2	920.7
Financial intermediation, excluding insurance and pension funding	598.5	756.3	979.8	995.4	1,025.2
Other monetary intermediation	411.1	689.5	861.3	989.8	886.3
Insurance, reinsurance, and pension funding	679.6	104.2	(203.9)	53.8	(71.8)
Real estate activities	202.1	(130.4)	(443.8)	(517.1)	(94.4)
Professional, scientific and technical activities	331.7	657.1	804.7	12,503.4	833.2
Legal and accounting activities	8.1	18.1	(12.1)	(37.0)	(55.3)
Activities of head offices; management consultancy activities	327.0	716.6	682.5	12,513.4	930.3
Scientific research and development	(13.5)	(43.1)	6.5	0.6	(2.6)
Other services	75.1	635.9	(233.5)	(87.1)	(846.2)
Other business support services not elsewhere classified	11.3	532.2	(372.9)	73.3	(792.7)
Private purchase and sales of real estate	260.1	47.0	47.6	45.3	37.8
Not allocated economic activity	0.0	0.0	0.0	0.0	0.0
Total	4,190.7	1,476.1	1,682.4	3,291.8	6,144.5

Source: NBH

Foreign Direct Investment by Country

The following tables set out the composition of net FDI flows abroad and in Hungary by country for the periods indicated:

FDI flows (equity capital) abroad by the investments’ country, net

(excluding SPEs)

	For the year ended December 31,					For the first nine months of 2012

	2007	2008	2009	2010	2011
	(€ million)
Europe	2,514.3	674.9	659.5	(463.8)	895.0	3,542.3
Albania	0.1	0.0	0.0	0.0	(0.1)	(0.1)
Austria	48.5	(4.5)	(22.3)	9.3	42.4	(19.5)
Belgium	20.3	2.8	(5.1)	(0.3)	0.8	3,004.4
Belarus	0.0	(0.1)	0.1	(0.1)	0.0	0.2
Bulgaria	169.1	76.8	172.7	80.3	(88.1)	(156.9)
Cyprus	41.4	(96.0)	(52.6)	28.7	10.7	224.4
Czech Republic	29.5	66.6	1.7	57.6	(23.5)	(2.5)
Denmark	0.2	0.1	0.6	4.6	1.2	(4.1)
United Kingdom	899.4	(915.9)	(5.6)	16.2	(8.0)	3.5
Estonia	0.1	0.2	(0.8)	0.7	0.0	0.0
Finland	0.4	(1.0)	0.3	(0.1)	(0.1)	0.0
France	(1.7)	(23.4)	1.1	(4.1)	(2.1)	(4.4)
Greece	0.3	(0.1)	0.0	0.0	4.3	0.7
Netherlands	(183.1)	(730.0)	87.3	(371.3)	97.0	(87.9)
Croatia	179.9	878.0	269.5	114.7	218.5	29.8
Iceland	0.0	0.0	0.0	0.0	0.0	0.0
Ireland	(1.0)	0.2	(1.7)	1.3	9.7	(0.6)
Poland	26.7	(23.7)	23.6	50.1	35.8	(0.8)
Latvia	0.0	0.3	(0.9)	0.9	(0.2)	0.1
Liechtenstein	5.4	0.0	0.0	0.0	0.0	0.0
Lithuania	0.0	0.2	10.0	(5.8)	0.0	5.6
Luxemburg	152.4	748.2	(64.0)	(635.8)	(16.1)	(399.6)
Macedonia	72.1	(4.4)	(19.1)	(41.6)	(2.8)	(8.2)
Malta	(1.1)	(0.3)	0.2	0.0	0.0	0.0
Montenegro	26.2	20.8	(4.3)	(35.6)	(4.9)	131.1
Germany	19.5	0.3	20.2	(44.1)	10.0	(18.6)
Norway	(0.4)	0.0	0.0	0.0	0.2	(0.1)
Italy	508.6	(6.5)	(36.9)	14.7	262.1	(3.0)
Russia	114.3	239.1	(113.5)	60.8	129.3	(53.5)
Portugal	0.0	0.4	26.6	18.2	(0.9)	2.4
Romania	39.8	14.6	(2.9)	68.5	(8.9)	401.6
Spain	(0.5)	6.4	(12.7)	(7.5)	6.2	(4.4)
Switzerland	70.9	27.1	533.2	(68.0)	184.5	332.4
Sweden	(0.2)	0.9	(0.9)	0.0	0.7	0.6
Serbia	30.8	31.6	(22.4)	(20.9)	(4.7)	91.7
Slovakia	121.5	(64.9)	(57.5)	135.8	57.6	123.9
Slovenia	4.8	163.1	11.9	25.2	35.5	9.1
Turkey	12.8	4.5	9.1	5.7	(13.6)	23.6
Ukraine	85.7	236.1	(90.1)	59.0	(37.1)	(58.0)

	For the year ended December 31,					For the first nine months of 2012
	2007	2008	2009	2010	2011
	(€ million)
Americas	27.9	763.0	295.9	1,078.6	2,239.0	1,820.6
North America	34.6	(210.3)	(29.4)	150.6	(397.5)	(80.2)
United States	34.3	(217.3)	(28.7)	232.1	(382.9)	(96.4)
Canada	0.3	7.0	(0.7)	(81.5)	(14.6)	16.2
Central America	1.5	910.3	240.6	858.4	2,703.3	1,904.5
Mexico	0.0	0.5	3.1	1.3	2.8	2.0
South America	(8.2)	63.0	84.6	69.6	(66.9)	(3.7)
Argentina	0.1	5.2	(0.3)	1.7	0.4	1.5
Brazil	(8.3)	57.2	85.8	68.1	(67.8)	(5.0)
Chile	0.0	0.7	(0.6)	(0.1)	0.4	(0.1)
Columbia	0.0	0.0	0.0	0.0	0.0	0.0
Uruguay	0.0	0.0	(0.2)	(0.1)	0.1	(0.1)
Venezuela	0.0	0.0	0.0	0.0	0.0	0.0
Asia	92.4	64.5	389.0	332.9	134.9	74.0
Near and Middle East	48.4	34.1	294.0	127.6	93.7	8.1
Iran, Islamic Republic of	0.0	0.0	0.0	0.0	0.0	0.0
Israel	47.5	32.9	37.5	118.2	97.9	16.4
Other Asian Countries	44.0	30.4	95.0	205.3	41.3	65.8
South Korea	54.2	22.3	44.9	28.0	32.2	49.9
Philippines	0.0	0.0	0.0	0.0	0.0	0.0
Hong Kong	(4.8)	0.0	0.1	0.0	1.3	(0.1)
India	3.7	0.3	0.5	(1.0)	1.8	6.7
Indonesia	0.0	0.0	0.0	0.0	0.0	0.0
Japan	6.5	4.8	1.4	7.6	(3.6)	(0.4)
China	(17.5)	4.5	2.9	11.3	2.8	1.9
Malaysia	0.0	0.0	18.9	7.9	0.0	0.4
Singapore	0.0	(0.8)	24.9	151.0	2.3	4.7
Taiwan	(0.1)	0.0	0.0	0.3	(0.2)	0.6
Thailand	0.0	0.0	0.0	0.0	0.2	(0.2)
Africa	3.5	1.0	0.4	2.1	(0.3)	2.0
North Africa	0.0	(0.2)	(1.5)	0.0	0.0	0.0
Egypt	0.0	0.0	(1.5)	0.0	0.0	0.0
Morocco	0.0	(0.2)	0.0	0.0	0.0	0.0
Other African Countries	3.5	1.2	1.9	2.1	(0.3)	2.0
South Africa	0.1	0.2	0.0	0.0	0.0	0.3
Oceania & Polar Regions	(1.2)	(1.8)	0.0	0.5	1.6	(1.9)
Australia	(1.3)	(1.8)	0.0	0.5	1.6	(1.9)
New Zealand	0.1	0.0	0.0	0.0	0.0	0.0
International Organizations	0.0	0.0	0.0	0.0	0.0	0.0
Not allocated	6.0	12.6	3.0	6.6	(96.9)	(78.4)
Total	2,642.8	1,514.1	1,347.9	956.9	3,173.3	5,358.5

Source: NBH

FDI flows (equity capital) in Hungary by the investors’ country, net

(excluding SPEs)

						For the
						first nine
	For the year ended December 31,					months of
	2007	2008	2009	2010	2011	2012
	(€ million)
Europe	2,030.7	3,954.6	(1,868.8)	1,426.2	1,592.8	5,204.4
Albania	0.0	0.1	(1.7)	2.0	0.4	0.8
Austria	2,254.5	1,551.7	(482.3)	191.4	926.7	559.8
Belgium	2,050.2	(254.0)	421.9	97.8	(1.7)	2.5
Belarus	0.4	(1.1)	(1.3)	0.1	1.5	0.1
Bulgaria	0.2	(2.3)	21.2	1.9	(10.1)	(5.2)
Cyprus	(91.1)	(33.1)	(266.7)	(143.0)	(218.1)	(41.6)
Czech Republic	40.7	(10.6)	138.8	16.3	(16.5)	19.8
Denmark	24.2	158.1	(35.8)	(73.9)	(31.2)	1.8
United Kingdom	(1,617.2)	(667.8)	963.6	396.2	46.6	272.5
Estonia	(1.5)	0.1	(0.8)	(0.4)	0.1	0.7
Finland	83.1	206.2	306.7	85.6	(722.9)	54.9
France	863.7	753.7	(205.1)	72.9	295.3	25.7
Greece	1.1	1.2	3.6	2.4	(0.9)	0.8
Netherlands	244.6	647.7	(747.3)	(1,368.5)	1,816.0	1,791.7
Croatia	44.9	(175.4)	(84.1)	(46.0)	(16.2)	(44.8)
Iceland	2.5	1.3	(1.7)	(1.5)	(1.2)	(1.1)
Ireland	86.2	197.9	301.3	(2,129.7)	(525.1)	(176.8)
Poland	(5.0)	(5.2)	36.6	55.9	5.6	3.2
Latvia	1.9	(1.1)	(1.7)	2.6	(0.1)	0.2
Liechtenstein	(5.8)	12.7	31.3	21.2	2.2	(58.7)
Lithuania	0.4	(0.7)	2.9	(1.6)	(1.2)	(2.1)
Luxemburg	925.0	346.9	(1,495.0)	(1,139.2)	(772.2)	(1,314.1)
Macedonia	1.1	9.3	(1.3)	(0.7)	0.4	(1.2)
Malta	11.8	54.0	17.9	16.2	(28.8)	36.2
Montenegro	(0.6)	0.8	0.1	(0.2)	0.3	0.0
Germany	(581.1)	986.3	796.1	2,343.9	2,648.1	113.1
Norway	(24.1)	30.2	(96.1)	(64.8)	84.3	(2.4)
Italy	(2,317.6)	155.6	(3,657.7)	2,318.1	30.0	3,661.1
Russia	(74.9)	(747.3)	901.3	268.4	(1,805.1)	65.4
Portugal	95.7	11.7	25.4	101.0	(63.0)	39.7
Romania	18.6	(117.5)	129.5	35.0	24.8	(50.2)
Spain	214.1	17.2	490.6	3.7	(216.5)	(36.7)
Switzerland	(299.4)	697.1	922.4	401.4	93.7	225.7
Sweden	64.2	91.3	(78.1)	(35.9)	27.2	23.1
Serbia	(7.8)	11.9	15.8	(7.2)	0.3	(1.4)
Slovakia	(25.3)	(35.4)	17.4	6.0	10.1	(2.3)
Slovenia	(2.6)	0.9	(2.3)	(13.9)	13.6	2.2
Turkey	3.4	3.6	(10.7)	3.7	16.6	3.0
Ukraine	0.5	24.0	(103.5)	(10.9)	7.0	1.4
Americas	27.8	955.6	3,739.3	586.9	2,010.3	1,511.6
North America	131.8	(211.9)	757.1	457.1	(595.0)	183.4
United States	113.8	(191.7)	675.2	368.6	(725.3)	165.3
Canada	18.0	(20.2)	81.9	88.5	130.3	18.1
Central America	(97.4)	1,177.6	2,965.6	125.4	2,628.3	1,346.0
Mexico	0.0	(2.4)	2.1	(0.4)	(4.0)	(6.3)
South America	(6.7)	(10.1)	16.6	4.5	(22.9)	(17.7)
Argentina	0.1	(0.7)	2.3	(1.0)	(1.5)	1.7
Brazil	(7.1)	(13.7)	13.8	(0.6)	(12.7)	(17.1)
Chile	0.0	0.8	(0.2)	0.2	(1.3)	0.0
Columbia	0.0	2.0	0.8	7.9	(3.0)	2.2
Uruguay	0.2	0.0	0.0	0.0	(0.1)	0.1
Venezuela	0.1	0.4	(0.1)	0.5	(2.1)	(2.4)

						For the
						first nine
	For the year ended December 31,					months of
	2007	2008	2009	2010	2011	2012
	(€ million)
Asia	107.6	(228.3)	(1.1)	(18.2)	314.5	(176.7)
Near and Middle East	13.0	(54.4)	(141.2)	(95.5)	79.5	(96.4)
Iran, Islamic Republic of	1.5	0.0	(0.3)	0.1	0.1	7.9
Israel	(1.0)	(59.5)	(145.3)	(96.7)	87.9	(109.8)
Other Asian Countries	94.6	(173.9)	140.1	77.4	235.0	(80.3)
South Korea	(17.7)	11.6	133.5	(74.4)	140.3	30.5
Philippines	0.0	(0.6)	2.8	1.3	(1.4)	0.3
Hong Kong	35.3	(112.2)	(123.2)	41.1	82.2	(216.4)
India	(2.0)	(6.3)	(0.4)	(8.9)	0.8	(9.2)
Indonesia	0.1	(2.5)	(1.1)	(0.2)	2.0	(1.0)
Japan	72.0	91.4	(76.4)	13.1	59.0	(10.3)
China	12.3	(73.0)	(18.8)	101.0	(132.4)	70.7
Malaysia	2.4	54.1	(17.7)	4.2	(3.9)	12.7
Singapore	11.5	(16.6)	161.3	30.5	137.7	4.6
Taiwan	(19.0)	(113.5)	80.8	(25.6)	(36.4)	46.1
Thailand	0.0	(6.4)	3.2	0.1	(1.6)	(3.3)
Africa	3.1	26.2	30.9	8.0	(40.5)	(0.3)
North Africa	0.0	(1.5)	5.8	(1.8)	(5.4)	3.8
Egypt	0.0	(0.5)	2.5	(0.1)	0.8	(0.5)
Morocco	0.0	(0.6)	2.9	(1.5)	(6.1)	6.8
Other African Countries	3.1	27.7	25.1	9.9	(35.1)	(4.1)
South Africa	0.0	8.2	25.7	15.1	(23.8)	(1.5)
Oceania & Polar Regions	2.2	4.0	3.5	9.1	(21.8)	(25.0)
Australia	2.2	2.7	1.4	11.5	(23.1)	(22.1)
New Zealand	(0.1)	3.1	1.6	(2.1)	1.5	(2.7)
International Organizations	0.4	0.9	(1.0)	(5.6)	(1.7)	(1.1)
Not allocated	680.2	(522.3)	(426.6)	(324.2)	(561.9)	(368.4)
Total	2,852.1	4,190.7	1,476.1	1,682.4	3,291.8	6,144.5

Source: NBH

Foreign Exchange Reserves

The following table sets out the level of Hungary’s gold and foreign exchange reserves as of the dates indicated:

Gold and Foreign Exchange Reserves

	As of December 31,
	2007	2008	2009	2010	2011	2012
	(€ million)
International net gold reserves(1)	55.8	61.0	75.9	104.3	119.4	124.5
Foreign exchange(2)	16,329.7	23,979.1	30,600.5	33,570.2	37,655.1	33,756.8

Total	16,385.5	24,040.1	30,676.4	33,674.5	37,774.5	33,881.3

Source: NBH

Notes:—

(1)	Gold valued at London rates fixed on the relevant date.
(2)	Consists of foreign currencies, including the counterparts of swapped gold, converted at exchange rates at the dates shown.

External Trade

The following tables set out the exports of Hungary for the periods indicated:

First nine months of 2012
(€ million)
Food, beverages & tobacco	4,886.5
Crude materials	2,005.9
Fuels & electric energy	2,360.7
Manufactured goods	18,722.3
Machinery & transport equipment	32,062.0

Source: CSO

For the year ended December 31, 2011
(HUF billion)
Austria	1,260.1
Czech Republic	831.7
France	1,041.7
Germany	5,529.9
Italy	1,113.8
Netherlands	555.3
Poland	856.8
Romania	1,361.7
Russia	717.4
Slovakia	1,312.3
Spain	587.1
Ukraine	456.0
United Arab Emirates	393.6
United Kingdom	1,023.0
United States	457.0
Other	4,845.0

Source: CSO

Monetary Policy

The following table sets out indicative interest rates of the NBH as of the dates indicated:

Selected Interest Rates

	December 31,
	2007	2008	2009	2010	2011	2012
	(per cent.)
NBH base rate(1)	7.50	10.00	6.25	5.75	7.00	5.75
Real rate(2)	0.1	6.3	0.6	1.5	2.8	0.7

Sources: Central Statistical Office, NBH

Notes:—

(1)	Two-week rate.
(2)	The real rate is calculated as follows: (1 + central bank base rate)/(1 + year-on-year inflation rate as of year-end) – 1, where interest rates are expressed as decimal numbers.

On each of September 26, 2012, October 31, 2012, November 28, 2012 and December 19, 2012 and January 30, 2013, the Monetary Council decreased the central bank base rate by 25 basis points, resulting in a base rate of 6.50%, 6.25%, 6.00%, 5.75% and 5.50%, respectively.

The Government and NBH set an inflation target of 3% plus or minus 1% for 2007 and thereafter. The annual average inflation rate for 2012 was 5.7%, but, according to the latest Quarterly Report on Inflation, published on December 20, 2012, the inflation rate will be close to the inflation target during the year 2013. In the Report on Inflation, the NBH estimated that the average annual inflation for 2013 and 2014 would be 3.5%, and 3.2%, respectively, which is higher than the 3% long-term inflation target rate.

On December 6, 2012, the NBH announced that the central bank will introduce a new euro liquidity instrument providing Euro/HUF FX swap facility again to assist domestic credit institutions in managing foreign currency liquidity at the end of the year. Another aim of NBH is to avoid a large diversion of prices in the Euro/HUF FX swap market from realistic levels and to ensure that forint interest rates remain close to the Bank’s key policy rate in all sub-markets of the domestic money market. According to the statement, NBH decided to organise two Euro/HUF FX-swap tenders with variable rate.

The following table sets out information about the composition of the monetary supply as of the dates indicated:

Monetary Supply

	As of December 31,
	2007	2008	2009	2010	2011	2012(4)
	(HUF billion)
M1(1)	6,348	6,162	6,122	6,635	7,343	7,035
Deposits with fixed terms of up to two years	6,589	7,935	8,233	7,716	8,026	7,859
M2(2)	12,937	14,097	14,354	14,351	15,369	14,893
Repos, money market funds and debt securities with maturities of up to two years	1,259	1,195	1,610	2,090	2,049	1,654
M3(3)	14,196	15,292	15,964	16,441	17,418	16,548

Source: NBH

Notes:—

(1)	Consists of currency in circulation outside monetary financial institutions plus overnight deposits.
(2)	Consists of M1 plus deposits with fixed terms of up to two years.
(3)	Consists of M2 plus repos, money market funds and debt securities with maturities of up to two years.
(4)	As of November 30, 2012.

The following table sets out certain trends in the Hungarian banking system for the periods indicated:

Banking System—Selected Indicators

	As of December 31,					As of November 30, 2012
	2007	2008	2009	2010	2011
	Banking survey (% change, year on year)
Domestic credit	15.1	23.3	(10.0)	4.1	(0.1)	(14.8)
Credits to enterprises	13.6	14.8	(10.1)	(0.8)	1.9	(12.4)
Credits to households	27.8	35.1	(5.6)	9.3	(0.9)	(17.3)
Broad money (M3)	10.8	10.3	1.8	3.0	5.9	(4.5)

Source: NBH

The total assets of the credit institutions amounted to HUF 26,040.0 billion as of October 31, 2012. As of October 31, 2012, Hungarian cooperative institutions held aggregate total assets of HUF 1,705.7 billion according to data compiled by the Hungarian Financial Supervision Authority.

On November 5, 2012, the NBH published its latest Report on Financial Stability. According to the latest stress-test conducted by the NBH, under all scenarios, including the simultaneous occurrence of financial market turbulence, deposit withdrawals and an exchange rate shock, banks’ liquidity reserves remain adequate. The total capital need of the banking sector under the extreme stress scenario is estimated at HUF 28 billion and only one major bank would need additional capital over the two-year time horizon.

The following table sets out certain information regarding the Hungarian banking sector, as of or for the periods indicated:

	As of or for the year ended December 31,					As of or for the quarter ended
	2007	2008	2009	2010	2011	March 31, 2012	June 30, 2012	September 30, 2012
	(per cent.)
Capital Adequacy Ratio	9.9	11.2	13.1	13.0	13.0	14.3	14.8	14.7
Tier 1 Capital Adequacy Ratio	6.5	9.3	11.0	11.3	11.2	12.2	12.8	n/a
Liquid Assets to Total Assets	19	19	24	22	24	25	27	n/a
Non-performing Loans to Total Loans
Households	2.9	3.5	7.7	9.5	13.1	14.9	16.2	n/a
Corporates	3.2	4.7	10.2	12.8	17.4	17.7	20.9	n/a
Loans to Deposit Ratio	140.1	152.0	134.6	140.4	129.9	126.1	124.0	118.3

Sources: NBH and HFSA

The following tables set out the return on equity (“ROE”) ratio of the Hungarian banking sector for the periods indicated:

	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Q3 2008	Q4 2008	Q1 2009	Q2 2009	Q3 2009
ROE	28.5	27.2	25.9	22.2	19.1	19.2	23.9	14.2	15.5	13.9	7.3

Source: NBH

	Q4 2009	Q1 2010	Q2 2010	Q3 2010	Q4 2010	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012
ROE (cont.)	12.5	12.8	10.0	4.5	2.8	0.2	2.9	1.6	(8.1)	(9.5)	(14.3)

Source: NBH

The following table sets out the total outstanding value of loans provided by the Hungarian banking sector to households, denominated in local currency and in foreign currency, as at the dates indicated:

	As of December 31,					As of March 31, 2012	As of June 30, 2012	As of September 30, 2012
	2007	2008	2009	2010	2011
	(HUF billion)
Local Currency	2,659.9	2,571.4	2,649.0	2,813.8	3,000.1	3,205.7	3,202.2	3,244.1
Foreign Currency	3,254.3	5,150.1	5,195.7	5,765.1	5,500.0	4,482.5	4,300.7	4,045.2

Source: NBH

The following tables set out the net credit flow provided by the Hungarian banking sector to households for the periods indicated:

	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Q3 2008	Q4 2008
	(HUF billion)
Foreign Currency	225.2	327.0	357.1	377.6	299.9	339.6	344.1	218.2
Local Currency	(7.6)	5.9	(0.5)	(43.9)	(33.3)	(3.1)	(1.7)	(35.4)
Total	217.6	332.8	356.6	333.6	266.7	336.5	345.8	182.8

Source: NBH

	Q1 2009	Q2 2009	Q3 2009	Q4 2009	Q1 2010	Q2 2010	Q3 2010	Q4 2010
	(HUF billion)
Foreign Currency	22.0	(23.1)	(23.2)	(24.6)	(62.0)	(87.7)	(123.0)	(130.6)
Local Currency	7.3	53.8	56.6	(10.0)	25.7	56.0	91.7	45.4
Total	29.3	30.7	33.4	(34.5)	(36.4)	(31.7)	(31.3)	(85.2)

Source: NBH

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012	Oct.-Nov. 2012
	(HUF billion)
Foreign Currency	(119.8)	(117.4)	(116.6)	(692.1)	(773.8)	(83.7)	(152.4)	(58.0)
Local Currency	39.0	62.0	35.8	92.9	217.7	11.8	59.5	(22.3)
Total	(80.8)	(55.4)	(80.8)	(599.1)	(556.1)	(71.9)	(92.9)	(80.3)

Source: NBH

Exchange Rate Policy

In 2012 the forint strengthened significantly, partly as a result of favorable global investor sentiment. As of January 15, 2013, the HUF/Euro exchange rate was HUF 293.75/Euro.

The following table sets out the average exchange rates of the HUF versus the Euro and USD and the real effective exchange rate as calculated by NBH as of the dates indicated:

	Year ended December 31,					As of March 31, 2012	As of June 30, 2012	As of September 30, 2012	As of December 31, 2012
	2007	2008	2009	2010	2011
HUF/EUR(1)	253.15	264.15	273.08	277.47	304.32	292.18	293.71	284.07	285.03
HUF/USD(1)	173.86	196.78	186.76	209.67	230.88	220.96	234.39	221.01	217.53
Real effective exchange rate(2)	72.3	73.4	72.3	73.2	79.0	74.0	74.4	72.4	72.5

Source: NBH

Notes:—

(1)	Average foreign exchange rate for the last month of the period indicated.
(2)	CPI-based real effective exchange rate for the last month of the period indicated; calculated according to the relative weights of the foreign trade partner countries based on foreign trade data of 2007-2009.

Budget Trends

The following table sets out the main fiscal trends in Hungary for the years indicated:

	General government balance, consolidated For the year ended December 31,
	2007	2008	2009	2010	2011	2012 Preliminary	2013 Planned
	(HUF billion)
GFS method
Revenue	11,612.9	12,572.7	12,915.5	12,417.5	12,939.6	13,673.8	14,647.6
Privatisation receipts	24.0	24.7	4.1	7.0	2.6	2.6	2.7
Revenue (excluding privatisation receipts)	11,588.9	12,548.1	12,911.0	12,410.5	12,937.0	13,671.2	14,644.9
Expenditure	12,974.3	13,466.4	13,439.7	13,539.0	14,537.7	14,268.8	15,504.4
Balance (excluding privatisation receipts)	(1,385.4)	(918.4)	(528.7)	(1,128.5)	(1,600.7)	(597.6)	(859.5)
Balance as a % of GDP	(5.5)	(3.5)	(4.0)	(4.2)	(5.7)	(2.0)	(2.8)

ESA method
Revenue	11,388.4	12,090.1	12,017.8	12,067.7	15,022.0	13,162.8	14,120.6
Expenditure	12,673.1	13,080.5	13,200.0	13,232.1	13,810.3	13,882.5	14,953.1
Balance	(1,284.8)	(990.4)	(1,182.2)	(1,164.3)	1,211.7	(719.8)	(832.5)
Balance as a % of GDP	(5.1)	(3.7)	(4.6)	(4.4)	4.3	(2.5)	(2.7)

Sources: CSO and MNE

According to final data available in December 2012, the general government deficit (including local governments) amounted to HUF 1,600.7 billion (5.7% of GDP) for the year ended December 31, 2011, according to the GFS methodology. The general government surplus for the year ended December 31, 2011, according to the ESA methodology (local governments included) reached HUF 1,211.7 billion, equaling 4.3% of GDP for the year ended December 31, 2011. In the view of the European Council, the surplus in 2011 was attributable to one-off measures such as the transfer of pension assets from private pension schemes to the government and without such measures the deficit would have exceeded 3% of GDP. Accordingly, Hungary is subject to the Excessive Deficit Procedure.

The 2012 preliminary general government deficit (local governments included) is HUF 597.6 billion according to the GFS methodology. The 2012 preliminary general government deficit (local governments included) is HUF 719.8 billion (2.5% of GDP) according to the ESA methodology.

According to the latest available Convergence Programme published on April 23, 2012, the Government expected the budget deficit to GDP ratio to shrink to 2.2% in 2013, 1.9% in 2014 and 1.5% in 2015. The public debt to GDP ratio according to ESA methodology was projected to fall to 77.0% in 2013, 73.7% in 2014 and 72.7% in 2015. The Government planned to reduce the total revenue to GDP ratio from 52.9% in 2011 to 46.0% in 2012, 45.2% in 2013, 45.3% in 2014 and 44.9% in 2015, and to reduce total expenditure to GDP ratio from 48.6% in 2011 to 48.5% in 2012, 47.4% in 2013, 47.2% in 2014 and 46.4% in 2015.

On December 17, 2012, the Parliament adopted detailed rules for the method of calculating government debt and gross domestic product and the rules for implementing the government debt limitations mentioned in the Fundamental Law. In accordance with these rules, through the execution of the central budget act, the Government and all organs within the system of public finances shall take into account the value of the expected gross domestic product of the given budget year and the value of the government debt planned for the last day of that budget year when borrowing or undertaking a financial obligation. The validity of a contract under which the Government borrows or undertakes a financial obligation shall not be affected if the actual government debt index on the last day of the given budget year exceeds the respective index of the reference year due to a reason not known at the time of such borrowing or undertaking.

The following table sets out the total general government revenue, expenditure, balance and primary balance of Hungary (according to ESA methodology) calculated by the European Commission for the years indicated:

	For the year ended December 31,
	2007	2008	2009	2010	2011	2012(1)	2013(1)	2014(1)
	(% of GDP)
Total general government revenue	45.6	45.5	46.9	45.4	53.9	46.4	46.1	46.1
Total general government expenditure	50.7	49.3	51.5	49.7	49.5	48.9	49.0	49.6
General Budget Balance	(5.1)	(3.7)	(4.5)	(4.5)	4.3	(2.5)	(2.9)	(3.5)
Primary Balance	(1.0)	0.5	0.1	(0.3)	8.5	1.6	1.2	0.7

Source: European Commission, Economic Forecast, 2012 autumn

Note:—

(1)	Forecast of the European Commission.

The following tables set out the expected general government balance of the countries indicated (according to ESA methodology) estimated by the European Commission for the year indicated:

	Ireland	Spain	Greece	UK	Portugal	France
	(per cent.)
Expected general government balance as percentage of GDP for 2012(1)	(8.4)	(8.0)	(6.8)	(6.2)	(5.0)	(4.5)

Source: European Commission, Economic Forecast, 2012 autumn

Note:—

(1)	Forecast of the European Commission.

	Slovenia	EU	Poland	Lithuania	Hungary	Latvia
	(per cent.)
Expected general government balance as percentage of GDP for 2012(1)	(4.4)	(3.6)	(3.4)	(3.2)	(2.5)	(1.7)

Source: European Commission, Economic Forecast, 2012 autumn

Note:—

(1)	Forecast of the European Commission.

The following tables set out the expected general government debt of the countries indicated (according to ESA methodology) estimated by the European Commission for the year indicated:

	Greece	Italy	Portugal	Ireland	Belgium	France	UK	EU
	(per cent.)
Expected general government debt as percentage of GDP for 2012(1)	176.7	126.5	119.1	117.6	99.9	90.0	88.7	86.8

Source: European Commission, Economic Forecast, 2012 autumn

Note:—

(1)	Forecast of the European Commission.

	Spain	Germany	Hungary	Netherlands	Poland	Slovenia	Latvia	Lithuania
	(per cent.)
Expected general government debt as percentage of GDP for 2012(1)	86.1	81.7	78.4	68.8	55.5	54.0	41.9	41.6

Source: European Commission, Economic Forecast, 2012 autumn

Note:—

(1)	Forecast of the European Commission.

The following table sets out the general government debt of Hungary and the general government debt of the European Union (according to ESA methodology) calculated by the European Commission for the years indicated:

	2007	2008	2009	2010	2011	2012(1)	2013(1)	2014(1)
	(% of GDP)
Hungary	67.0	73.0	79.8	81.8	81.4	78.4	77.1	76.8
EU Average	59.0	62.2	74.6	80.2	83.0	86.8	88.5	88.6

Source: European Commission, Economic Forecast, 2012 autumn

Note:—

(1)	Forecast of the European Commission.

Central Government Budget

The following table sets out information concerning central government revenue and expenditure for the final budget for the years 2007, 2008, 2009, 2010 and 2011, and the preliminary and planned budgets for 2012 and 2013, respectively:

Central Government Revenue and Expenditure(1)

	Revenue and expenditure of the central budget For the year ended December 31,
	2007	2008	2009	2010	2011	2012	2013
	Final					Preliminary	Planned
	(HUF billion)
Revenue
Payments of Economic Units
Corporate taxes (including financial institutions)	700.3	699.9	597.2	343.9	352.0	390.0	477.2
DPTT	31.5	38.8	26.6	108.9	111.5	103.6	95.0
Gambling tax	71.5	72.7	66.7	53.4	51.6	52.4	47.0
Eco tax	19.9	25.2	23.9	23.5	23.5	24.1	26.0
Simplified business tax	152.8	166.5	169.7	181.9	172.3	146.5	108.1
Tax of small enterprises							130.2
Itemized tax of small taxpayers							74.3
Tax on public works							60.0
Other central payments	124.1	139.2	111.6	44.1	108.6	172.0	251.0
Other payments	19.3	30.1	21.7	36.3	32.0	18.0	33.5
Surtax on Financial Institutions	0.0	0.0	0.0	182.3	186.5	84.9	144.0
Surtax on Retail, Telecommunications and Energy Sectors	0.0	0.0	0.0	151.7	171.9	165.6	5.0

Total	1,119.2	1,172.4	1,017.5	1,125.8	1,209.9	1,157.2	1,451.3

Taxes on Consumption
Value added tax	1,979.4	2,114.1	2,168.5	2,313.6	2,219.5	2,747.4	2,953.2
Excises	912.0	929.7	902.4	886.6	909.6	943.1	961.1
Financial transaction tax							301.1
Public health production tax					3.3	0.0	0.0
Insurance tax							27.5
Telecom levy						12.2	44.0

Total	2,891.4	3,043.8	3,070.9	3,200.1	3,132.3	3,702.7	4,286.9

	Revenue and expenditure of the central budget For the year ended December 31,
	2007	2008	2009	2010	2011	2012	2013
	Final					Preliminary	Planned
	(HUF billion)
Payments of Households
Gross PIT revenue	1,800.0	1,998.9	1,874.2	1,767.9	1,382.8	1,498.4	1,501.6
PIT revenue of central budget(1)	1,697.3	1,884.6	1,744.4	1,632.0	1,256.4	1,385.3	1,501.6
Private persons’ special tax	20.8	27.6	25.5	6.1	0.3	0.0	0.0
Tax payments	5.6	5.8	8.3	3.0	0.2	0.2	0.2
Fees	118.8	131.0	112.2	83.5	75.3	109.6	111.0
Vehicle tax							44.1
Other Revenue					3.7	1.2	0.9

Total	1,945.3	2,163.3	2,020.2	1,860.5	1,462.3	1,609.4	1,657.8

Central Budgetary Institutions and Chapter Administered Appropriations
Revenue of the central budgetary institutions	828.8	778.2	794.2	890.6	925.7	1,364.4	1,041.9
Own revenue of chapter administered professional appropriations	150.8	144.5	227.9	165.3	353.8	140.8	22.7
EU support of chapter administered professional appropriations	287.4	329.0	602.7	814.0	890.1	1,071.6	1,424.6

Total	1,266.9	1,251.7	1,624.8	1,869.9	2,169.6	2,576.7	2,489.2

Payments of Central Budgetary Institutions	49.5	94.4	65.5	57.3	45.5	41.0	85.4
Contribution to National Social Fund						17.7	0.0
Payments of Local Governments	11.3	17.0	14.9	11.6	7.2	9.3	0.0
Payments of Extrabudgetary and Social Security Funds	135.9	143.4	146.1	8.0	0.0	0.0	10.0
Revenue of International Transactions	3.5	1.5	2.1	1.3	4.2	0.4	8.2
Payments Related to State Property	48.8	71.7	143.4	71.0	40.0	69.8	116.0
Other Revenue	20.3	47.7	39.9	125.2	39.5	25.8	6.4
Revenue Related to Debt Service	0.2	9.7	0.1	0.0	0.0	0.0	0.0
Lump Sum Cash Flow Facility from EU	0.0	51.1	28.7	-8.7	22.9	11.6	16.7
Customs and import duties	9.2	9.8	8.2	8.6	9.6	9.2	9.6

Pension Reform and Debt Reduction Fund	0.0	0.0	0.0	0.0	95.6	0.0	0.0

Total Revenue(2)	7,501.6	8,077.3	8,182.0	8,330.7	8,238.7	9,230.8	10,137.6

Interest Revenue	92.7	82.0	142.3	130.5	103.5	145.9	93.2

Total Revenue(3)	7,594.3	8,159.3	8,324.2	8,461.1	8,342.2	9,376.7	10,230.9

	Revenue and expenditure of the central budget For the year ended December 31,
	2007	2008	2009	2010	2011	2012	2013
	Final					Preliminary	Planned
	(HUF billion)
Expenditure
Subsidiaries to Economic Units	197.4	203.1	178.6	201.4	212.0	259.5	268.7
Support to the Media	52.2	51.3	53.7	45.8	53.7	61.8	68.6
Consumer Price Subsidy	111.9	107.6	107.4	107.3	108.3	96.9	93.0
Housing Grants	228.5	185.6	199.3	147.4	129.1	124.0	201.5
Family Benefits Social Subsidiaries
Family benefits	508.1	503.0	464.6	461.5	454.9	445.8	452.5
Income supplement benefits	151.7	156.6	149.9	144.1	136.6	62.7	63.7
Under-age benefits						280.0	283.4
Other specific subsidies	26.5	26.3	26.5	26.8	27.5	28.5	30.0

Total	686.3	685.9	641.0	632.4	618.9	817.0	829.6

Central Budgetary Institutions and Chapter Administered Appropriations
Expenditure of central budgetary institutions	2,382.6	2,348.9	2,239.2	2,371.7	2,521.0	2,901.1	2,968.3
Chapter administered professional appropriations	1,814.5	1,647.0	1,808.0	1,833.1	2,209.7	2,145.8	2,431.7
Central investment	37.3	0.0	0.0	0.0	0.0	0.0	0.0
Chapter balance reserve	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Total	4,234.4	3,995.8	4,047.2	4,204.8	4,730.7	5,046.9	5,400.0

Support to Political Parties and Other Civil Organizations	5.2	5.2	5.3	5.0	3.8	3.8	3.8
Transfer to Social Security Funds	777.8	835.0	913.8	1,147.5	637.8	690.9	1,066.5
Transfer to Local Governments
Direct transfer from the budget	1,251.9	1,295.3	1,178.6	1,123.5	1,203.9	1,029.6	636.4
Yielded PIT revenue	102.6	114.2	129.9	135.9	126.4	113.1	0.0

Total	1,354.5	1,409.5	1,308.5	1,259.4	1,330.3	1,142.7	636.4

Transfer to Extrabudgetary Funds	27.9	32.8	40.6	17.6	89.1	94.6	126.6
Expenditure of International Transactions	14.6	14.2	9.5	2.6	0.9	2.4	13.5
Debt Service Related Expenditure	10.3	20.6	18.4	9.9	11.8	15.8	15.1
Other Expenditure	22.5	26.1	22.6	29.4	14.7	16.2	19.9
Reserves							599.5
Extraordinary Expenditure	73.2	16.0	16.9	9.2	266.0	9.0	4.0
Government Guarantees Redeemed	10.3	17.1	20.4	33.5	29.4	40.8	30.2
Contribution to EU Budget	189.5	210.6	223.7	230.2	233.0	234.9	277.0
Expenditure Related to State Property	0.0	67.0	99.3	95.4	633.3	137.4	174.1
Interest Payments	995.7	1,133.5	1,161.8	1,136.4	1,101.1	1,202.4	1,237.2

Total Expenditure	8,992.3	9,017.0	9,068.0	9,315.1	10,204.0	9,996.8	11,065.3

Source: MNE

Notes:—

(1)	The PIT share to local governments will be reduced from 40% to 8% in 2012; base corrections between 2007 and 2011: the yearly differences have been moved from Own revenue into Subsidies. For methodological remarks on planned, expected, preliminary, fact and final budgets, see “Public Finance—Methodology” in the Annual Report.
(2)	Excluding interest revenue.
(3)	Including interest revenue.

On December 11, 2012 the Parliament approved the Budget Act for the year 2013.

Social Security and Extra-Budgetary Funds

The social security funds consist of two funds: the pension fund and the health fund. The following table sets out the revenue and expenditure for social security and certain extra-budgetary funds for the periods indicated:

Social Security and Extra-Budgetary Funds, Revenue and Expenditure(1)

	For the year ended December 31,
	2007 Final	2008 Final	2009 Final	2010 Final	2011 Final	2012 Preliminary	2013 Planned
	(HUF billion)
Social Securities Fund
Revenue	4,318.7	4,302.8	4,128.9	4,299.6	4,451.7	4,509.8	4,651.6
Expenditure	4,291.1	4,370.3	4,285.6	4,394.9	4,535.3	4,627.6	4,651.6
Surplus (deficit)	27.6	(67.5)	(156.7)	(95.4)	(83.7)	(117.8)	0.0

Extra Budgetary Funds(2)
Revenue	459.5	485.4	465.2	407.7	428.8	508.8	431.4
Expenditure	396.6	457.2	496.5	347.9	359.6	378.4	438.7
Surplus (deficit)	62.9	28.2	(31.4)	59.8	69.2	130.5	(7.4)

Source: MNE

Notes:—

(1)	For methodological remarks on planned, expected, preliminary, fact and final budgets, see “Public Finance —Methodology” in the Annual Report.
(2)	Currently, these funds consist of the Nuclear Fund, the National Employment Fund, the Wesselényi Miklós’ Flood and Inland Waters Compensation Fund, the Research and Development Fund, the National Cultural Fund, and the Bethlen Gábor Fund.

Local Government Finance

The following table sets out the revenue and expenditure at the local government level for all local governments for the periods indicated:

Local Government Revenue and Expenditure(1)

	For the year ended December 31,
	2007 Final	2008 Final	2009 Final	2010 Final	2011 Final	2012 Preliminary	2013 Planned
	(HUF billion)
Revenue
Own revenue(2)	1,079.1	1,210.7	1,251.8	1,234.4	1,233.9	1,169.8	1,067.0
Subsidies	1,251.9	1,295.3	1,178.5	1,123.5	1,069.2	1,029.6	636.4
Other revenue	725.8	737.5	692.0	808.6	1,026.3	624.4	619.8

Total revenue, GFS (excluding privatisation)	3,056.8	3,243.5	3,122.3	3,166.5	3,329.4	2,823.8	2,323.2

Privatisation revenue	23.9	24.7	4.1	7.0	2.6	2.6	2.7

Total revenue (including privatisation)	3,080.7	3,268.2	3,126.4	3,173.5	3,332.0	2,826.4	2,325.9

Expenditure
Wages	1,477.9	1,502.7	1,407.9	1,388.6	1,286.6	1,066.8	624.0
Investments	583.7	550.6	573.6	694.1	605.2	585.4	645.8
Other expenditure	1,073.0	1,199.3	1,227.4	1,322.8	1,296.7	1,161.7	1,071.1

Total expenditure	3,134.6	3,252.6	3,208.9	3,405.5	3,188.5	2,813.9	2,340.9

Surplus (deficit), GFS (excluding privatisation)	(77.8)	(9.1)	(86.6)	(239.0)	140.9	9.9	17.7
Surplus (deficit) (including privatisation)	(53.9)	15.6	(82.5)	(232.0)	143.5	(12.5)	(15.0)

Source: MNE

Notes:—

(1)	For methodological remarks on planned, expected, preliminary, fact and final budgets, see “Public Finance—Methodology” in the Annual Report.
(2)	GFS excludes privatisation revenue.

Taxation

Hungary entered into a double taxation treaty with each of Denmark, the United Kingdom and Mexico in 2011, and also with each of Georgia and Qatar in 2012.

Personal Income Tax

The rate of personal income tax is 16% as of January 1, 2011. However, a tax base supplement (super-grossing) had applied to annual income of above HUF 2 million 424 thousand. As of January 1, 2013, such tax base supplement has been abolished, and as a result the proportionate, 16% flat-rate personal income taxation has been fully introduced. Parallel to abolishing the personal income tax base supplement, the cap on the amount of pension contribution payable by private individuals has also been removed. See “—Recent Developments in Fiscal Policy” regarding the elimination of regressive tax rates for social security contributions.

Surtax on Financial Institutions

In 2013, the tax base and rate will vary according to the type of institution as follows:

Type of Institution	Tax Base and Rate
Credit Institutions	0.15% of the adjusted balance sheet total up to HUF 50 billion and 0.53% of the amount in excess of such threshold
Insurance companies	As of January 1, 2013, surtax has been abolished(1)
Financial enterprises	6.5% of the aggregated sum of interest income and fees and commission income
Investment companies	5.6% of the adjusted net income
Stock exchanges	5.6% of the adjusted net income
Commodity exchange service providers	5.6% of the adjusted net income
Venture capital fund managers	5.6% of the adjusted net income
Investment fund managers	0.028% of the sum of the net value of managed funds and other managed portfolio assets

Note:—

(1)	See “—Uniform Insurance Tax.”

The rate of surtax on credit institutions, which is payable in addition to the surtax on financial institutions as described above, is 30% of pretax profit. However, the payable amount of tax can be reduced, inter alia, by certain loss items arising from the fixed rate repayment schedule.

Financial transaction duty

After several amendments adopted by the Parliament, the Act on Financial Transaction Duty went into effect as of January 1, 2013 as follows.

The rate of duty is 0.2% of the transferred amount and 0.3% in case of cash withdrawals. The duty is payable by the entity providing the relevant payment service. The payable amount of the duty is capped at 6,000 HUF per transaction. This cap is not applicable when the taxpayer is the Settlement Center of Hungarian Post or the Hungarian Treasury, except that the duty payable with respect to each transaction at the Treasury involving the sale of government securities is also capped at 6,000 HUF. In accordance with the recommendation of the European Commission, the transactions of National Bank of Hungary are not subject to this duty.

Certain Treasury transactions are not subject to the duty (such as payments related to social security contribution funds, payments and transfers related to EU subsidies and initiated from accounts held at the Treasury, transactions involving accounts of the National Tax and Customs Administration held at the Treasury, etc.). Certain intra-group financing related and investment service provision related payment transactions are also exempt.

Uniform Insurance Tax

The Act on Uniform Insurance Tax went into effect on January 1, 2013. The tax base is the insurance fee. The rate of the tax is 15% in case of all-risk vehicle insurance fee and 10% in case of property and accident insurance fee. The amount of the tax shall be calculated, declared and paid by the insurance companies monthly.

Public utility tax

As of January 1, 2013, a new type of tax has been introduced on public utilities, such as cables (electricity, phone, television, internet) and pipelines (gas, water, conduit) laid above or underneath municipal areas. The entity owning the cable or pipeline pays this tax, except in the case that the owner is the state or a local government, in which case the tax shall be paid by the service provider. The tax base of this tax is the total length of cables and pipelines, and the payable tax is 125 HUF per each meter of cable or pipeline.

In the case of telecommunication cables, a three-tier graduated tax relief is applicable, as follows:

up to 170,000 meters	20% of the standard tax is payable
between 170,000 and 250,000 meters	40% of the standard tax is payable
between 250,000 and 300,000 meters	80% of the standard tax is payable

Low Tax-Bracket Enterprises and Small Enterprises Tax

As of January 1, 2013, new types of tax were introduced as part of the Job Protection Action Plan as options for low tax-bracket enterprises and small enterprises. One of these new options for these small enterprises is a tax of 16% of a tax base including a cash flow based profit plus wages and salaries. Businesses opting for such tax shall be exempt from certain taxes applicable on wages and salaries. Low tax-bracket enterprises choosing the monthly payable flat rate tax shall be exempted from the payment of the main central taxes, such as corporate and dividend tax, personal income tax and social contributions.

Recent Developments in Fiscal Policy

On October 1, 2012, the Government announced that the Government plans to recommend the prohibition of slot machines. The expected loss of budget revenue from gaming of approximately HUF 20-30 billion would be covered by the planned taxation of on-line gambling.

On October 5, 2012, György Matolcsy, Minister for National Economy, announced a HUF 397 billion deficit reduction plan. According to the announcement, the expected growth rate for the year 2013 has been lowered from 1.6% to 1% and the planned deficit-to-GDP ratio in 2013 has been increased from 2.2% to 2.7%. The following table sets out the planned measures and their budgetary impact for the year 2013:

Measure	Gross effect (HUF billion)
1. Increasing the EU co-financing rate of projects	55
2. Reduction of bureaucracy	30
3. More efficient wage controls in the public sector	73
4. Improved targeting of social benefits	8
5. Elimination of the regressive rates for social security contributions	51
6. Financial transaction tax	60
a. Increased payment obligation of the State Treasury	30
b. 0.3% financial transaction levy on cash withdrawal	30
7. Combating tax avoidance, substantive improvement of the efficiency of tax collection and different rules for the small business tax	120
a. Combating tax avoidance: expansion of reverse charge value-added tax (VAT) to swine trade	10
b. Combating tax avoidance: connecting cash registers to the tax authority	95
c. Different regulation of the small business tax	15

Total	397

Source: MNE

In addition, on October 5, 2012, the Government announced a freeze on expenditure in the amount of HUF 133 billion to ensure it meets the deficit target for 2012.

On October 17, 2012 György Matolcsy, Minister for National Economy, announced a HUF 367 billion deficit reduction plan in order to avoid any new steps in the Excessive Deficit Procedure against Hungary. The European Commission indicated in its October letter that it can accept only two-thirds of the previously announced fiscal adjustment measures and thus forecasts the budget deficit next year to come within the range of 3.7% and 3.9% of gross domestic product. Failure to keep the deficit below 3% would imply moving to the next stage of the Excessive Deficit Procedure and the freezing of funding to Hungary from the European Union’s Cohesion Fund. The announced measures include doubling the financial transactions tax, adding revenue of HUF 130 billion as well as keeping the bank surtax unchanged, resulting in additional anticipated revenue of HUF 72 billion. Furthermore, changes in local business tax rules are expected to generate HUF 35 billion and the Government will introduce a utilities tax, which is planned to generate HUF 30 billion more in budget revenue. The health care contribution levied on in-kind (non-monetary) benefits provided by employers will increase from 10% to 27% resulting in additional planned revenue in the amount of HUF 40 billion and improvement in the efficiency of tax collection will result in additional planned revenue in the amount of HUF 60 billion.

On October 19, 2012, the European Commission launched an infringement procedure against the sectoral tax on telecommunications firms in Hungary.

On October 27, 2012, Viktor Orbán, the Prime Minister, announced that the central government will partially assume the debt of local governments. The measure will affect the debt of 1,956 local governments totalling HUF 612.1 billion. In case the population of the township is fewer than 5,000 people, 100% of the debt will be assumed, which will account for HUF 97.3 billion. Where the population of the township exceeds 5,000 people, the ratio of the debt assumed will depend on the per capita local business tax revenue of that local government. If this revenue exceeds the average per capita local business tax revenue, 40% of the debt will be assumed. If the per capita local business tax revenue is between 75% and 100% of the average per capita local business tax revenue, 50% of the debt will be assumed. If the per capita local business tax revenue is between 50% and 75% of the average per capita local business tax revenue, 60% of the debt will be assumed. If the per capita local business tax revenue is below 50% of the average per capita local business tax revenue, 70% of the debt will be assumed. The following table sets out the affected amount of debt and the expected effect of the measure on the central government according to GFS methodology:

	Number of townships	Per capita local business tax compared to the average	Amount of debt (HUF billion)(2)
Fewer than 5,000 people	1,673	100%	97.3
More than 5,000 people:
Above 100%(1)	134	40%	244.7
75%-100%(1)	54	50%	145.1
50%-75%(1)	57	60%	79.4
Below 50%(1)	38	70%	45.6

Total	1,956		612.1

Source: MNE

Notes:—

(1)	Percentage of average per capita local business tax revenue.
(2)	Amount of debt affected by the measure announced on October 27, 2012, as described above.

According to ESA methodology the measure has no effect on the debt and the deficit of the general government because according to ESA methodology the debt and the deficit of the local governments are included in the general government debt and deficit data.

On October 27, 2012, the European Commission published the 2012 autumn Economic Forecast. According to the projection of the European Commission the deficit-to-GDP ratio of Hungary according to ESA methodology (including local governments) will amount to 2.5% in 2012, 2.9% in 2013 and 3.5% in 2014. Real economic growth will reach 0.3% in 2013 and 1.3% in 2014. The general government debt to GDP ratio (including local governments) will decrease from 81.4% by the end of 2011 to 78.4% by the end of 2012, 77.1% by the end of 2013 and 76.8% by the end of 2014.

On November 16, 2012, the Government announced a HUF 90 billion deficit reduction plan in order to close the gap of 0.2% between Hungary’s 2.7% 2013 general government deficit (including local governments) according to ESA methodology to GDP ratio target and the European Commission’s 2.9% projection. According to the plan the Government will include the following additional measures in the 2013 budget proposal:

1)	raising the rate of income tax for energy providers from 11% (as planned originally) to 31%, projected to generate additional budget revenue of HUF 40 billion.

2)	extending the scope of the on-line gambling tax, projected to generate additional budget revenue of HUF 10 billion.

3)	increasing the dividend payment obligations of Szerencsejáték Zrt. (the state-owned gambling company), projected to generate additional budget revenue of HUF 10 billion.

Furthermore, on November 16, 2012, the Government announced that the transitional taxes and extra taxes (such as Surtax on Retail, Telecommunications and Energy Sectors) will be abolished; however, the Surtax on Financial Institutions will be fixed as a permanent tax, with the tax burden for the year 2013 equaling the tax burden of 2012.

On December 17, 2012, the MNE announced that the Government of Hungary decided to revise the conditions for eligibility of social benefit to support home ownership of families announced on October 12, 2011. According to the decision:

1)	the interest rate subsidy will be constant and will not decrease annually.

2)	the maximum amount of subsidised loans will be increased from HUF 10 million to HUF 15 million for purchases of new construction real estate and from HUF 6 million to HUF 10 million in case of purchases of existing real estate.

3)	the maximum value of real estate eligible for subsidised loans will be increased from HUF 15 million to HUF 20 million in case of purchases of existing construction real estate.

4)	extensions of existing real estate will also be eligible for subsidised loans with a maximum of HUF 10 million cap on the amount of loan. The loan will be capped and not the value of the real estate.

5)	application deadline for constructions reinforcing the state of debtors with overdue home loans will be extended to December 31, 2013.

The measures will become effective retroactively, so that those who previously applied for the subsidy will be eligible to benefit.

On December 19, 2012 the Government entered into an arrangement with the labour unions concerning the increase of the minimum wage. According to the agreement, the minimum wage will increase from HUF 93 to HUF 98 for non-skilled employees and from HUF 108 thousand to HUF 114 thousand for skilled employees. In case of eleven subsectors (manufacture of food products, manufacture of textiles, manufacture of wearing apparel, manufacture of leather and related products, manufacture of wood, manufacture of furniture, construction of buildings, specialized construction activities, retail trade, accommodation and food service activities), the state will cover the costs of the minimum wage increase (including additional contributions). The measure will affect approximately 256 thousand people and will result in additional general government budget expenditure in the amount of HUF 10 billion.

On December 19, 2012, the Parliament approved an amendment extending the deadline for borrowers to take advantage of the bail-out with respect to foreign currency denominated mortgages of mortgage debtors indebted in foreign currency. The amendment provides that debtors with less than 90 days’ delinquency are entitled to apply to enter the fixed-rate repayment schedule until March 29, 2013 instead of the original deadline of December 31, 2012. The contract setting out the terms of the mortgage loan granted by the mortgage bank to finance the difference between the actual and the fixed exchange rate will be subject to re-negotiation subject to parameters under the law; the re-negotiation will not affect the state guarantee of the original loan.

On December 22, 2012, the Ministry for National Development issued a decree implementing the decision of the Government dated December 12, 2012 to decrease residential gas, electricity and public heating price levels by 10%. The decree entered into force on December 26, 2012.

As of December 28, 2012, the Parliament has amended the Act of Entry and Residence of Nationals from Third Countries and provided an authorization for Hungary to issue the so-called zero-coupon “Residence Bonds” with a face value of €250,000 to eligible companies chosen by Hungary, which may in turn issue securities which can be acquired and held for a minimum of five years by applicants in order to accelerate Hungarian residence permit applications. However, this program has not started yet.

On January 24, 2013, the European Commission launched an infringement procedure against the telecom tax imposed on calls via mobile phone and messages by sending a letter of formal notice to Hungary.

In January 2013, the MNE provided an estimate of the expected budgetary effects of the previously announced deficit reduction measures in light of the information available as of January 2013. The following table sets forth the expected effects of the measures.

	Year ended December 31,
	2012	2013
	(in HUF billion)
Employment, Social transfers and Labour Market	185.0	220.0
Pension System Reform	32.9	48.9
Public Transport	26.0	36.0
Higher Education	12.0	38.0
Reform of drug subsidies	86.5	93.0
State and Municipal Funding(1)	109.9	325.1
Contributions to the Fund established to reduce public debt(2)	116.0	221.0
Additional revenue side measures of Széll Kálmán Plan 2.0	22.8	398.5
Total (HUF billion)	591.1	1,380.5

Source: MNE

Notes:—

(1)	Limit on local governments’ borrowing, rationalization of local and central administration, reduction in the size of the black economy, cut in public employment.
(2)	Electronic toll system, delay in some corporate income tax cuts.

On February 7, 2013, the Ministry for National Economy published the preliminary general government deficit (excluding local governments) for the first month of 2013, in accordance with GFS methodology. The deficit reached HUF 2.5 billion.

On February 8, 2013, the Ministry of National Development submitted a bill on an amendment to Act No. CCIV of 2012 on the central budget of Hungary for the year 2013. According to such bill, the Hungarian state would guarantee the payment obligations owed by MVM Magyar Villamos Müvek Zrt. to E.ON SE under a contract for the sale of shares in each of E.ON Földgáz Trade Földgázkereskedö Zrt. and E.ON Földgáz Storage Földgáztároló Zrt., up to a maximum amount of €875 million. The Hungarian state would also guarantee the purchase of certain stocks related to the activities of these companies up to a maximum amount of HUF 90 billion.

Public Debt

The following table sets out certain statistics regarding Hungarian public debt as of the dates and GDP data for the periods indicated:

	As of and for the year ended December 31,(1)
	2008	2009	2010	2011	2012(2)
	(HUF billion, except for percentages)
Internal Public Debt	11,250.6	10,476.2	10,978.2	10,362.2	12,042.4
% of Nominal GDP	42.4%	40.9%	41.3%	37.2%	41.5%
External Public Debt	6,774.8	8,468.5	8,842.8	10,170.4	8,326.6
% of Nominal GDP	25.5%	33.0%	33.2%	36.5%	28.7%
Other Liabilities(3)	78.5	20.1	220.0	422.9	351.1
Total Public Debt	18,103.9	18,964.9	20,041.0	20,955.5	20,720.1
% of Nominal GDP	68.2%	74.0%	75.3%	75.1%	71.3%
Nominal GDP	26,543	25,626	26,607	27,886	29,041

Source: GDMA

Notes:—

(1)	This table shows the public debt of Hungary from the perspective of the economic obligations of the central government. Financial derivatives and mark-to-market deposits from 2005 are included. In this table, external debt refers to government obligations denominated in foreign currency, while internal debt refers to obligations denominated in local currency.
(2)	Preliminary data as of and for the year ended December 31, 2012; GDP for the year ended December 31, 2012 is estimated.

The central government debt according to GFS methodology totaled HUF 20,720.1 billion at the end of December 2012, showing a decrease of 1.1% in nominal terms compared to HUF 20,955.5 billion at the end of 2011. The government gross debt to GDP ratio according to GFS methodology at the end of December 2012 was 71.3%, as compared to 75.1% as of the end of 2011.

GDMA is responsible for managing the debt of the central government and social securities funds, but GDMA is not responsible for managing the debt of local governments. According to data compiled by NBH the total debt of central government, social securities funds and local governments amounted to HUF 24,890.7 billion, of which debt of local governments amounted to HUF 1,338.2 billion (equaling 5.4% of the total debt) as of September 30, 2012.

GDMA had set up benchmarks to maintain the optimal cost-risk characteristics of public debt. The 90-day moving average values of those benchmarks are targeted as follows:

(i)	The share of foreign currency denominated debt within the total debt should not exceed 45%.

(ii)	The share of fixed-rate HUF-denominated debt should be between 61% and 83% of the total HUF-denominated debt and the share of floating-rate HUF-denominated debt should be between 17% and 39% of the total HUF-denominated debt, each calculated using three-month average values.

(iii)	The share of fixed-rate foreign currency denominated debt should be between 63% and 68% of the total foreign currency denominated debt and the share of fixed-rate foreign currency denominated debt should be between 32% and 37% of the total foreign currency denominated debt, each calculated using three-month average values.

(iv)	The duration of the HUF-denominated debt should be between 2 and 3 years, calculated using three-month average values.

According to the borrowing plan for 2013, GDMA plans to issue HUF denominated securities in the amount of HUF 4,394 billion in addition to issuing foreign currency denominated securities in the amount of HUF 1,502 billion. As a result, GDMA plans to issue securities in the amount of HUF 5,896 billion, and the share of foreign currency denominated issuance will be 25%. Gross redemptions will amount to HUF 5,117 billion, of which HUF 3,662 billion is denominated in HUF, and HUF 1,455 billion is denominated in foreign currency. The net borrowing requirement amounts to HUF 619 billion. The following table sets out the planned composition by tenor of the planned Hungarian government bond issuances for the year 2013:

Share
(per cent.)
3-year	40.8%
5-year (floating)	3.9%
5-year (fixed)	24.5%
10-year	24.8%
15-year	5.9%

Source: GDMA

GDMA may rely on several liquidity reserves including the balance of the Single Treasury Account, the foreign exchange denominated deposits at the central bank (amounting to approximately EUR 1.5 billion), stand-by facilities and the remaining balance of the Pension Reform and Debt Reduction Fund.

The following table sets out the amount offered and bid during the auctions held in 2012 by the GDMA, the amount of bids accepted on the auctions and the amount of bids accepted in case of non-competitive sales:

Auction results in 2012
(HUF billion)
Amount offered	1,154
Amount bid	2,864
Bids accepted	1,348
Non-competitive sales	237
Total amount accepted	1,585

Source: GDMA

For the year 2012, total redemption of external public debt amounted to HUF 1,414.4 billion (equalling approximately € 4.9 billion). Of the HUF 1,414.4 billion, HUF 232.7 billion (equalling approximately € 0.8 billion) was refinanced by issuing external public debt. The remaining amount of HUF 1,181.7 billion (equalling approximately € 4.1 billion) was refinanced by issuing internal public debt. During the year 2012 total amount accepted on auctions exceeded the amount offered significantly. For the year 2012 net government securities issuance in domestic market amounted to HUF 1,704 billion. During the year 2012 turnover on the secondary market amounted to HUF 58.1 trillion (approximately USD 554 billion).

The following table sets out the share of investor types holding forint-denominated Hungarian government securities as of dates indicated:

	As of December 31,					As of November 30, 2012
	2007	2008	2009	2010	2011
Non-residents	30%	22%	20%	23%	35%	39%
Households	8%	9%	7%	7%	7%	9%
Credit institutions and money market funds	26%	32%	34%	32%	32%	30%
Other investment funds and financial institutions	6%	5%	5%	5%	5%	5%
Insurance companies and pension funds	26%	24%	28%	29%	16%	14%
Other	4%	8%	6%	5%	4%	3%

Source: NBH

The following table sets out the amount of HUF-denominated government bonds issued by Hungary during the periods indicated:

	Year ended December 31,
	2007	2008	2009	2010	2011	2012
	(€ billion)
Hungarian government bond issuance	9.1	5.1	3.4	6.0	5.9	5.5

Source: GDMA

The following table sets out the maturity profile of the debt of the central government of Hungary for the years indicated as of December 31, 2012(1):

	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023
	(€ billion)
HUF loans	0.0	0.3	0.2	0.1	0.0	0.0	0.1	0.2	0.0	0.4	0.1
HUF bonds	3.8	4.7	5.9	2.8	5.8	0.0	2.0	1.8	0.0	1.8	1.0
T-bills	6.5	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Retail paper	2.4	0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
FX loans	0.1	0.6	0.2	0.7	0.6	0.3	0.1	0.1	0.3	0.1	0.0
IMF/EC loans	3.6	2.3	0.0	1.5	0.0	0.0	0.0	0.0	0.0	0.0	0.0
FX bonds	1.4	2.7	1.5	1.8	1.9	1.5	1.0	2.4	2.1	0.0	0.0
Other	1.2	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Source: GDMA

Note:—

(1)	Preliminary data.

The following table sets out the amount of HUF-denominated Hungarian government securities owned by non-residents for the periods indicated and the average term-to-maturity of the HUF-denominated Hungarian government securities owned by non-residents as of the dates indicated:

	As of December 31,
	2007	2008	2009	2010	2011	2012
Non-resident holdings (HUF billion)	3,241.3	2,458.9	2,155.5	2,532.7	3,796.8	5,008.5
Average term-to-maturity (years)	4.3	4.3	4.6	4.7	4.1	3.9

Source: GDMA

Non-resident holdings amounted to HUF 5,008.5 billion as at the end of the year 2012 equaling 45% of marketable HUF-denominated securities.

The following table sets out the five-year CDS spreads of Hungary, the EMBI+ Sovereign spread and the yield of the USD-denominated government bond issued by Hungary maturing on January 29, 2020 as of the dates indicated:

	As of December 31,
	2010	2011	2012
	(basis points)
5-year CDS spread of Hungary	375	609	270
EMBI+ Sovereign spread	248	377	248
USD denominated bond yield	349	587	319

Source: Bloomberg

The following table sets out the benchmark yields of Hungarian government securities as of the dates indicated:

	As of December 31,
	2007	2008	2009	2010	2011	2012
	(per cent.)
3 months	7.45	9.03	6.07	5.70	7.55	5.33
6 months	7.46	8.96	6.08	6.13	7.60	5.28
12 months	7.47	8.95	6.05	6.32	7.95	5.40
3 years	7.52	9.57	7.41	7.75	9.06	5.61
5 years	7.38	9.43	7.59	7.88	9.64	5.89
10 years	7.08	8.28	7.99	7.97	9.75	6.11

Source: GDMA

Rating events

On November 23, 2012, Standard & Poor’s lowered its long-term foreign- and local-currency sovereign credit ratings on Hungary to “BB” from “BB+”. The outlook was revised to “stable”. The foreign and local currency short-term ratings were affirmed at “B”.

On December 20, 2012, Fitch revised the outlook on Hungary’s ratings to “stable” from “negative”. The agency also affirmed Hungary’s long-term foreign and local currency ratings at “BB+” and “BBB-”, respectively.

External Public Debt

In January 2007, Hungary issued a €1.0 billion bond due in 2017. In October 2007, Hungary issued JPY 25 billion Samurai bonds due in 2017. In May 2008, Hungary issued a two-tranche bond totaling CHF 350 million maturing in 2013 and in 2016. In June 2008, Hungary issued a €1.5 billion bond due in 2018. In July 2009, Hungary issued a €1.0 billion bond due in 2014. In January 2010, Hungary issued a USD 2.0 billion bond due in 2020. On March 29, 2011, Hungary issued two tranches of bonds, one tranche maturing in 2021 in the amount of USD 3.0 billion and the other tranche maturing in 2041 in the amount of USD 0.75 billion. Hungary reopened the tranche maturing in 2041 on April 6, 2011 with an increase of USD 0.5 billion. In May 2011, Hungary issued a €1.0 billion bond due in 2019.

Hungary has historically relied on the sovereign debt market as part of its funding strategy. If that market becomes difficult to access, or in case of unfavourable price movements, Hungary may find it difficult to finance itself on favourable terms.

The following table sets out the total foreign-currency debt issuance by Hungary for the years indicated:

	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013(1)
	(€ million)
Foreign-currency debt issuance	2,000	3,190	3,987	2,576	1,155	1,721	1,000	1,512	3,807	0	4,000

Source: GDMA

Note:—

(1)	Planned amount.

External Public Debt Service and Schedule of Payments

Neither Hungary nor the NBH has ever defaulted on the payment of the principal of, or premium or interest on, any debt obligation issued by it.

The following table sets out the schedule of payments on external public debt as of September 30, 2012:

Schedule of Payments on External Public Debt as of September 30, 2012(1)

Date of Maturity	Total	Central Bank and General Government	Central Bank	General Government	Forint Denominated Bonds	Other Monetary Institutions and Other Sectors	Other Monetary Institutions	Other Sectors
	(€ million)
Fourth quarter 2012	3,385	2,184	190	1,994	234	1,200	632	568
2012	3,385	2,184	190	1,994	234	1,200	632	568
First quarter 2013	3,552	2,946	190	2,757	506	606	352	254
Second quarter 2013	2,303	1,287	190	1,097	0	1,017	674	342
Third quarter 2013	2,213	1,187	190	997	0	1,026	879	147
Fourth quarter 2013	3,500	1,666	258	1,408	411	1,834	1,582	252
2013	11,569	7,086	828	6,258	917	4,483	3,487	995
2014	15,123	9,137	376	8,761	2,791	5,986	3,989	1,997
2015	7,717	3,678	56	3,622	2,115	4,039	1,931	2,108
2016	9,438	5,472	0	5,472	1,542	3,966	1,461	2,506
2017	8,295	5,516	0	5,516	3,281	2,779	956	1,822
2018	3,051	1,870	0	1,870	0	1,182	685	496
2019	2,845	2,113	0	2,113	924	732	424	308
2020	4,750	3,923	0	3,923	1,047	827	601	226
2021	4,285	2,864	0	2,864	0	1,421	1,127	294
2022	1,989	1,690	0	1,690	1,202	299	110	189
After	6,276	3,437	0	3,437	572	2,839	1,026	1,814

Total	78,722	48,969	1,451	47,519	14,624	29,753	16,430	13,323

Source: NBH

Note:—

(1)	Excluding: Direct investment, other capital.

Government Obligations to the NBH

The following table sets out the Government’s obligations to the NBH, including those due to net foreign currency losses, as of the dates indicated:

	As of December 31,					As of August 31, 2012
	2007	2008	2009	2010	2011
	(HUF billion)
Short-term	146.7	360.0	279.0	249.5	168.5	142.2
Long-term	0.0	0.0	0.0	0.0	0.0	0.0

Total	146.7	360.0	279.0	249.5	168.5	142.2

Source: NBH

Gross External Debt

The following table sets out the distribution and maturity of gross external debt of Hungary as of September 30, 2012:

Gross External Debt(1)

	September 30, 2012
	Amount of Debt	% Medium and Long- term
	(€ million)	(%)
Obligor
National Bank of Hungary(2)	2,356.0	61.6
Hungary(2)	52,454.2	90.6
Private sector(2),(3)	72,824.3	80.7

Total(2),(3)	127,634.6	84.4

Financial derivative liabilities	4,400.2
Entire economy (including financial derivative liabilities)	132,034.8

Source: NBH

Notes:—

(1)	In this table, external debt refers to obligations owed to non-resident entities.
(2)	External debt as defined in External Debt Statistics: Guide for Compilers and Users (IMF 2003). Financial derivatives are not included.
(3)	Direct investment debt liabilities included.

Selected Annual Balance of Payments (“BOP”) and International Investment Position (“IIP”) Figures and Debt Service Indicators of Hungary (BOP Basis)(1)

	As of December 31,
	2007	2008	2009	2010	2011
	(per cent. unless otherwise indicated)
Debt Indicators(1)
Gross debt Indicators(1)
Gross external debt (excl. FDI other loans)/GDP	88.0	93.9	113.9	111.0	102.7
Of which:
General government and central bank	34.8	37.4	51.5	53.8	54.3
Gross external debt denominated in foreign currencies (excl. FDI other loans)/GDP	58.9	78.5	97.7	93.4	81.7
Of which:
General government and central bank	19.5	26.9	39.6	40.8	38.2
Gross external debt (incl. FDI other loans)/GDP	104.6	116.9	150.1	143.1	132.1
Net debt Indicators(1)
Net external debt (excl. FDI other loans)/GDP	44.5	50.9	56.1	52.9	44.6
Of which:
General government and central bank	17.3	13.5	16.1	17.1	15.2
Net external debt denominated in foreign currencies (excl. FDI other loans)/GDP	28.2	37.8	42.8	38.4	27.3
Of which:
General government and central bank	2.3	3.4	5.1	5.2	(0.1)
Net external debt (incl. FDI other loans)/GDP	50.4	54.5	64.5	59.4	46.4
Debt Service Indicators
Total debt service denominated in foreign currencies (TDS) (excl. FDI other loans(2)/GDP	10.1	14.0	21.3	19.5	22.5
Total debt service denominated in foreign currencies (TDS) (excl. FDI other loans(2)/XGS	12.5	17.3	27.5	22.5	24.7
Gross interest expenditure (excl. FDI other loans) GDP	3.3	4.2	4.0	3.4	3.9
Net interest expenditure (excl. FDI other loans) GDP	1.8	2.7	2.5	2.1	2.5
Memorandum
GDP (Euro million)	99,438.2	105,644.1	91,335.0	96,609.3	99,876.0
Exports of goods and services (XGS) (Euro million)	80,394.6	85,914.9	70,667.4	83,619.6	90,819.8
Net external financing capacity/GDP	(6.6)	(6.4)	1.0	2.8	3.3
International reserves (Euro million)	16,385.5	24,040.1	30,676.4	33,674.5	37,774.5

Source: NBH

Notes:—

(1)	External debt as defined in External Debt Statistics: Guide for Compilers and Users: equity and financial derivative instruments are excluded.
(2)	(TDS) Medium-term credit amortization and gross interest expenditure.

Relations with Multilateral Financial Institutions

Council of Europe Development Bank (“CEB”)

Hungary joined the CEB in 1998. According to the CEB’s social mandate, the focus of the CEB’s projected activity in Hungary is mainly the co-financing of EU-supported investments in 2007-2013 and projects in the field of environmental protection, strengthening social integration and developing human capital. Since Hungary’s accession the CEB has provided €1.94 billion (57.25% of which was allocated to the public sector). In 2012 the CEB disbursed an amount of €160.42 million of which €115.42 million were allocated to the public sector.

European Investment Bank (“EIB”)

Since 1990, the EIB has been financing different government and non-government projects in Hungary. In the past five years, the EIB financed projects by granting loans totaling more than €8 billion.

The EIB finances primarily infrastructure, environmental protection, healthcare and education projects. In 2011, four new loan facility agreements were signed for an aggregate principal amount of up to €735 million. In 2012, five new loan facility agreements were signed for an aggregate principal amount of up to €1.1 billion.

The IMF and the EU

An IMF mission visited Budapest from July 17-25, 2012, in order to start discussions on an IMF/EU-supported programme following a request by the Hungarian authorities. There were no further talks between Hungary and the IMF through the date of this Prospectus Supplement.

The following table sets out the draw-down (positive) and the redemption (negative) profile of the IMF/EU financial assistance programme for the years indicated:

	2008	2009	2010	2011	2012	2013	2014	2015	2016
	(€ million)
Draw-down (positive) / Redemption (negative)	6.911	5,891	0	(2,000)	(3,338)	(3,651)	(2,312)	0	(1,500)

Source: NBH